SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
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WHOLE FOODS MARKET, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that a meeting of the Shareholders of Whole Foods Market, Inc. (the “Company”) will be held at the Argonaut Hotel, 495 Jefferson Street, San Francisco, California 94109, on March 9, 2012 at 9 AM local time for the following purposes:

1.	To elect the eleven nominees named in the attached Proxy statement to the Board of Directors of Whole Foods Market, Inc. to serve one-year terms expiring at the later of the Annual Meeting of Shareholders in 2013 or upon a successor being elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as independent auditor for the Company for the fiscal year ending September 30, 2012.

3.	To conduct an advisory vote on the compensation of the named executive officers.

4.	To approve an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of the Company’s common stock from 300 million to 600 million.

5.	To consider two shareholder proposals, described in the accompanying proxy statement, if properly presented at the Annual Meeting of Shareholders.

6.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on January 10, 2012 are entitled to notice of, and to vote at, the meeting. All shareholders are requested to be present in person or by proxy. Any shareholder who later finds that he or she can be present at the meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted.

Important Notice Regarding the Availability of Proxy Materials for the 2012 Annual Shareholders’ Meeting: We are mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials (“Notice”) over the Internet, rather than mailing a full paper set of the materials. The Notice contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy of the proxy materials. This process is more environmentally friendly and reduces our costs to print and distribute these materials. All shareholders who do not receive such a Notice, including shareholders who have previously requested to receive a paper copy of the materials, will receive a full set of paper proxy materials by U.S. mail.

Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. If you receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope furnished for that purpose. By using the Internet or telephone, you help us reduce postage and proxy tabulation costs. Please do not return the enclosed paper ballot if you are voting over the Internet or by telephone.

Record Date: January 10, 2012

By Order of the Board of Directors,

Executive Vice President and Chief Financial Officer

January 23, 2012

YOUR VOTE IS IMPORTANT!

Your vote is important. Whether or not you plan to attend the meeting, please cast your vote as promptly as possible as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet or by telephone after you receive hard copies of the proxy materials.

550 Bowie Street

Austin, Texas 78703

PROXY STATEMENT

Annual Meeting of Shareholders of the Company to be held on March 9, 2012

Some Questions You May Have Regarding This Proxy Statement

Q:	Why am I being asked to review these materials?

A:	The accompanying proxy is solicited on behalf of the Board of Directors of Whole Foods Market, Inc., a Texas corporation (the “Company” or “We”). We are providing these proxy materials to you in connection with our Annual Meeting of Shareholders, to be held at the Argonaut Hotel, 495 Jefferson Street, San Francisco, California 94109, on March 9, 2012 at 9 AM local time. As a Company shareholder, you are invited to attend the Annual Meeting and are entitled and encouraged to vote on the proposals described in this Proxy Statement.

Q:	Why am I being asked to review materials online?

A:	Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are now furnishing proxy materials to many of our shareholders on the Internet, rather than mailing printed copies of those materials to each shareholder. If you received a Notice of Internet Availability of Proxy Materials (“Notice”) by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice. We anticipate the Notice will be mailed to shareholders on or about January 23, 2012.

Q:	Who may vote at the meeting?

A:	You may vote all of the shares of our common stock that you owned at the close of business on January 10, 2012, the record date. On the record date, the Company had 180,235,395 shares of common stock outstanding and entitled to vote at the meeting. You may cast one vote for each share of common stock held by you on each of the matters presented at the meeting.

Q:	What proposals will be voted on at the meeting and how does the Board of Directors recommend I vote?

A:	There are six proposals, including four Company proposals and two shareholder proposals, to be considered and voted on at the meeting. Please see the information included in the Proxy Statement relating to these proposals. The proposals to be voted on and related recommendations from the Board of Directors are as follows:

Company Proposals

1.	To elect the eleven nominees named herein to the Board of Directors of Whole Foods Market, Inc., each to serve a one-year term expiring at the later of the Annual Meeting of Shareholders in 2013 or upon his or her successor being elected and qualified. Our Board of Directors unanimously recommends that you vote “FOR” each of the nominees to the Board of Directors.

2.	To ratify the appointment of Ernst & Young LLP as independent auditor for the Company for the fiscal year ending September 30, 2012. Our Board of Directors unanimously recommends that you vote “FOR” ratification of Ernst & Young LLP as our independent auditor.

3.	To conduct an advisory vote on the compensation of the named executive officers. Our Board of Directors unanimously recommends that you vote “FOR” the ratification of the compensation package granted to the named executive officers.

4.	To approve an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of the Company’s common stock from 300 million to 600 million. Our Board of Directors unanimously recommends that you vote “FOR” the amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of the Company’s common stock from 300 million to 600 million.

Shareholder Proposals

5.	To amend the Company’s Bylaws to permit removal of a director with or without cause. Our Board of Directors unanimously recommends that you vote “AGAINST” this shareholder proposal.

6.	To require the Company to have, whenever possible, an independent Chairman of the Board who has not previously served as an executive officer of the Company. Our Board of Directors unanimously recommends that you vote “AGAINST” this shareholder proposal.

We will also consider other business that properly comes before the meeting in accordance with Texas law and our Bylaws.

Q:	How do I vote?

A:

You may vote your shares using any of the following voting alternatives:

VIA INTERNET at www.ProxyVote.com.

BY PHONE by requesting a paper copy of the proxy materials or by viewing the proxy materials at www.ProxyVote.com at which time a toll-free number will be provided. You will need a touch tone telephone to vote by phone.

BY MAIL, completing and mailing in a paper proxy card, as outlined in the Notice of Internet Availability of Proxy Materials.

IN PERSON at the Company’s Annual Meeting.

You are encouraged to read all of the proxy materials before voting your shares as they contain important information necessary to make an informed decision.

If your shares are registered directly in your name with our transfer agent, Securities Transfer Corporation, you are considered a shareholder of record with respect to those shares, and the Notice has been sent directly to you by Broadridge Financial Solutions, Inc. Please carefully consider the information contained in the Proxy Statement and, whether or not you plan to attend the meeting, vote by one of the above methods so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the Annual Meeting.

If, like most shareholders of the Company, you hold your shares in street name through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares, and the Notice is being forwarded to you. Please carefully consider the information contained in the Proxy Statement and, whether or not you plan to attend the meeting, vote by one of the above methods so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the Annual Meeting.

We encourage you to register your vote via the Internet at www.ProxyVote.com. If you attend the meeting, you may also submit your vote in person, and any votes that you previously submitted – whether via the Internet, by phone or by mail – will be superseded by the vote that you cast at the meeting. Whether your proxy is submitted by the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the meeting, your shares will be voted at the meeting in the manner set forth in this Proxy Statement or as otherwise specified by you. To vote at the meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” to bring to the meeting.

Unless you hold your shares through the Company’s 401(k) Plan, you may vote via the Internet or by phone until 11:59 p.m., Eastern Time, on March 8, 2012, or the Company’s agent must receive your paper proxy card on or before March 8, 2012. If you participate in the Company’s 401(k) plan, your proxy card includes shares that the plan has credited to this account. To allow sufficient time for the Company’s 401(k) plan trustee to vote, the trustee must receive your voting instructions via Internet or by phone by 11:59 p.m., Eastern Time, on March 6, 2012, or the Company’s agent must receive your paper proxy card on or before March 6, 2012. If the trustee does not receive your instructions by that date, the trustee will vote the shares in the same proportion of votes that the trustee receives from other plan participants who did vote.

Q:	If I do provide voting instructions and/or grant my proxy who will vote my shares at the meeting and how will they vote my shares?

A:	John Mackey and Walter Robb are officers of the Company and were named by our Board of Directors as proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted as recommended by the Board of Directors.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	Other than the items of business described in this Proxy Statement, we are unaware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, John Mackey and Walter Robb, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Texas law and our Bylaws.

Q:	If my shares are held in street name by my broker, will my broker vote my shares for me?

A:	Your broker is allowed to vote your shares only on certain “routine” proposals or if you provide your broker with instructions on how to vote. Brokers are prohibited from voting uninstructed shares on “non-routine” proposals, including proposals for elections of directors and on executive compensation related matters. If you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters.

Q:	What constitutes a quorum? Why is a quorum required?

A:	Return of your proxy is important because a quorum is required for the Company shareholders to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of shares having a majority of the voting power represented by all issued and outstanding shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. Because this proxy includes a “routine” management proposal, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum present. If we do not have a quorum, we will be forced to reconvene the Annual Meeting of Shareholders at a later date.

Q:	What if I abstain?

A:	Abstentions are included in the determination of shares present for quorum purposes; however, votes submitted as abstentions will not be counted as votes for or against any matter presented for shareholder approval.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the Annual Meeting. If you are a beneficial shareholder, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Q:	Who will count the votes?

A:	The Company has hired Carl T. Hagberg and Associates to judge voting and be responsible for determining whether or not a quorum is present. The Company has hired Broadridge Financial Services, Inc. to tabulate votes cast by proxy or in person at the Annual Meeting.

Q:	Where can I find voting results of the meeting?

A:	We will announce preliminary general voting results at the meeting and publish final detailed voting results on a Form 8-K that we expect to file within four business days after the meeting.

Q:	Who will bear the cost for soliciting votes for the meeting?

A:	We will bear all expenses in conjunction with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. We may hire a proxy solicitation firm at a standard industry compensation rate. In addition, proxies may be solicited by mail, in person, or by telephone or fax by certain of our directors, officers and other Team Members.

Q:	Whom should I call with other questions?

A:	If you have additional questions about this Proxy Statement or the meeting or would like additional copies of this document or our 2011 Annual Report on Form 10-K, please contact: Whole Foods Market, 550 Bowie Street, Austin, TX 78703, Attention: Investor Relations Dept., Telephone: (512) 542-0204.

Q:	How can I communicate with the Company’s Board of Directors?

A:	Shareholders may send communications in care of the Director of Internal Audit, Whole Foods Market, 550 Bowie Street, Austin, TX 78703, or via email to: shareholder.communications@wholefoods.com. Please indicate whether your message is for the Board of Directors as a whole, a particular group or committee of directors, or an individual director. The Board of Directors has implemented procedures for processing shareholder communications and a description of these procedures can be found at http://www.wholefoodsmarket.com/company/corporate-governance.php#self.

PROPOSAL 1 – ELECTION OF DIRECTORS

Size of Board of Directors

Our Board of Directors currently consists of twelve members. All members of the Board of Directors are elected by holders of our common stock. Blake Nordstrom informed the Company that for personal reasons related to time constraints he would not stand for re-election as a member of the Company’s Board of Directors. Accordingly, effective on the date of this year’s Annual Meeting, the size of the Board will be reduced to eleven members.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS SET FORTH IN THIS PROPOSAL 1. Pursuant to its agreement with the Company, Green Equity Investors V, L.P. (“GEI V”), Green Equity Investors Side V, L.P. (“GEI Side V”) and Thyme Coinvest, LLC (“Thyme”) are required to vote their shares in favor of all of the nominees for election as directors. As of January 10, 2012, the GEI V, GEI Side V and Thyme shares collectively represented 13,910,997 of the Company’s outstanding common stock.

Vote Required

Election of each director requires the affirmative vote of a majority of the votes cast by the holders of shares represented at the Meeting and entitled to vote.

Current Nominees

The director nominees are Dr. John Elstrott, Gabrielle Greene, Shahid (Hass) Hassan, Stephanie Kugelman, John Mackey, Walter Robb, Jonathan Seiffer, Morris (Mo) Siegel, Jonathan Sokoloff, Dr. Ralph Sorenson and William (Kip) Tindell, III. Each of the nominees is currently a member of the Board of Directors and each has been nominated for election at the Annual Meeting to hold office until the later of the next annual meeting or the election of his/her respective successor.

Using Rule 5605 of the NASDAQ Listing Rules as a guide, the Board of Directors, upon the advice of the Nominating & Governance Committee, has determined that Mr. Nordstrom and all of the director nominees other than Mr. Mackey and Mr. Robb are “independent directors” because (i) they are not executive officers or employees of the Company; and (ii) in the opinion of the Board of Directors, they do not have a relationship that will interfere with the exercise of independent judgment in carrying out their responsibilities as directors.1 This independence
____________________
1	Rule 5605 of the NASDAQ Listing Rules specifically excludes the following persons from the definition of Independent Director: (A) a director who is, or at any time during the past three years was, employed by the company or by any parent or subsidiary of the company; (B) a director who accepted or who has a family member who accepted any compensation from the company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following: (i) compensation for board or board committee service; (ii) compensation paid to a family member who is an employee (other than an executive officer) of the company; or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation; provided, however, that in addition to the requirements contained in this paragraph (B), audit committee members are also subject to the additional, more stringent requirements of NASDAQ Listing Rules 5605(c)(2); (C) a director who is a family member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer; (D) a director who is, or has a family member who is a partner in, or a controlling shareholder or an executive officer of, any organization to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following: (i) payments arising solely from investments in the company’s securities; or (ii) payments under non-discretionary charitable contribution matching programs; (E) a director of the issuer who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the issuer serve on the compensation committee of such other entity; or (F) a director who is, or has a family member who is a current partner of the company’s outside auditor, or was a partner or employee of the company’s outside auditor who worked on the company’s audit at any time during any of the past three years.

question is analyzed annually in both fact and appearance to promote arms-length oversight. The Board of Directors considered the following information in determining whether or not our directors are independent. Mr. Mackey and Mr. Robb are current Company officers, and accordingly the Board of Directors has concluded that neither is currently an independent director. With respect to our other directors, some serve on the boards of or have an ownership interest in privately-held companies, including some companies that are vendors of the Company. Several of these directors have been entrepreneurs in the organic-foods industry for a number of years and our Board of Directors believes that their industry experience is valuable to the Company. As of December 9, 2011, in most cases the ownership interest of any Board member in a vendor amounted to less than 1% of the vendor’s outstanding ownership interests, and in all cases amounted to less than 5% of the vendor’s outstanding ownership interests. Collectively, the Company’s purchases of product from all vendors in which any of our directors had an ownership interest and/or served as a director represented approximately 2.5% of the Company’s total purchases during fiscal year 2011. Furthermore, Jonathan D. Sokoloff and Jonathan A. Seiffer are both partners of Leonard Green & Partners, L.P., which is an affiliate of Beacon Holding Inc. During 2011, Beacon Holding Inc. purchased BJ’s Wholesale Club, Inc., which is a leading warehouse club operator in the eastern United States. Messrs. Seiffer and Sokoloff are each a director of BJ’s Wholesale Club, Inc.

Further discussion concerning director independence, including the referenced Rule 5605 of the NASDAQ Listing Rules, is available on the Company website at: http://www.wholefoodsmarket.com/company/pdfs/principles.pdf.

The information provided below is biographical information about each of the nominees. Age and other information in each nominee’s biography are as of December 20, 2011.

Dr. John Elstrott, 63, has served as the Chairman of the Board since 2009 and has served as a director of the Company since 1995, serving as Lead Director from 2001 to 2009. Dr. Elstrott is a Clinical Professor of Entrepreneurship and the founding director of the Levy-Rosenblum Institute for Entrepreneurship at Tulane University’s Freeman School of Business, which was started in 1991, and has served as a director and member of the audit, compensation and nominating and governance committees of the board of directors of Stewart Enterprises, Inc. since April 2011. Dr. Elstrott has a PhD in Economics and significant business experience, including over 40 years of experience as an entrepreneur and investor. Dr. Elstrott brings to our Board of Directors management, financial and risk assessment experience as well as his entrepreneurial experience and history with the Company.

Gabrielle Greene, 51, has served as a director of the Company since 2003. Ms. Greene has served as a Principal of a diversified investment fund, Rustic Canyon/Fontis Partners, LP, since its inception in October 2005. In addition, Ms. Greene served as Chief Financial Officer of the Villanueva Companies, a private holding company with diverse investment interests, from 2002 through 2005. Ms. Greene also serves on the board of directors of Stage Stores, Inc. and previously served on the boards of directors of IndyMac Bank from January 2008 through July 2009 and Bright Horizons Family Solutions from September 2007 through May 2009. Ms. Greene has an MBA with a focus in finance from Harvard Business School and a JD from Harvard Law School. Ms. Greene brings to our Board of Directors financial, management and risk assessment experience as well as her entrepreneurial experience and history with the Company.

Shahid (Hass) Hassan, 63, has served as a director of the Company since 2005. Mr. Hassan has been a General Partner of Greenmont Capital, an investment firm, since 2006. Mr. Hassan was a Co-Founder, President and CEO of Alfalfa’s Market, President of Wild Oats Marketplace and founded Fresh & Wild, Ltd., an organic food retailer in the United Kingdom in 1999. Mr. Hassan served as President and Executive Chairman of Fresh & Wild from 1999 until 2004, when it was acquired by the Company. Mr. Hassan has over 35 years of experience in the retail grocery business in both public company and private company settings. Mr. Hassan brings to our Board of Directors financial and risk assessment experience as well as his grocery retail, entrepreneurial and management experience and history with the Company.

Stephanie Kugelman, 64, has served as a director of the Company since November 2008. Ms. Kugelman is the Chairman of A.S.O., A Second Opinion, a strategy and branding consultancy she founded in 2006. She was previously Vice Chairman and Chief Strategic Officer of Young & Rubicam Brands, a worldwide marketing communications company, where she held positions of increasing responsibility commencing in 1971. Ms. Kugelman also serves on the board of directors of Home Shopping Network. Ms. Kugelman brings to our Board of Directors entrepreneurial, management, financial and risk assessment experience as well as her marketing strategy and branding experience.

John Mackey, 58, co-founder of the Company, has served as Co-Chief Executive Officer since May 2010, was the Chief Executive Officer from 1978 to May 2010 and was President from June 2001 to October 2004. Mr. Mackey has served as a director of the Company since 1978 and served as Chairman of the Board from 1978 through December 2009. Mr. Mackey brings to our Board of Directors financial and risk assessment experience as well as his grocery retail, entrepreneurial and management experience and history with the Company.

Walter Robb, 58, has served as Co-Chief Executive Officer since May 2010. Mr. Robb also served as the Co-President & Chief Operating Officer from 2004 to May 2010, as Chief Operating Officer from 2001 to September 2004, and as Executive Vice President from 2000 to February 2001. Mr. Robb has served as a director of the Company since May 2010. Mr. Robb brings to our Board of Directors financial and risk assessment experience as well as his grocery retail, entrepreneurial and management experience and history with the Company.

Jonathan Seiffer, 40, has served as a director of the Company since December 2008. He has been a Partner of Leonard Green & Partners, L.P. since 1999 and joined Leonard Green & Partners, L.P. in 1994. Leonard Green & Partners, L.P. is an affiliate of Green Equity Investors V, L.P. (“GEI V”), Green Equity Investors Side V, L.P. (“GEI Side V”) and Thyme Coinvest, LLC (“Thyme”). GEI V, GEI Side V and Thyme selected Mr. Seiffer to serve as a member of our board of directors beginning on December 2, 2008. Pursuant to the Company's agreement with GEI V, GEI Side V and Thyme and based on their current holdings of the Company’s common stock, the Company is required to nominate one person that they designate for election to the Board of Directors and to recommend the shareholders vote in favor of such designee. Mr. Seiffer has 17 years of experience in investment banking and private equity. Mr. Seiffer brings to our Board of Directors investment banking, financial, management and risk assessment experience.

Morris (Mo) Siegel, 62, has served as a director of the Company since 2003. Mr. Siegel is currently self-employed, having operated Capitol Peaks, an investment firm since 2002. Mr. Siegel was the co-founder of Celestial Seasonings, Inc., serving as Chairman and CEO from 1970 until 2002. Celestial Seasonings merged with The Hain Food Group, forming The Hain Celestial Group of which Mr. Siegel served as Vice Chairman from 2000 until retiring in 2002. Mr. Siegel also served on the board of directors of Spicy Pickle Franchising, Inc. until September 2011. Mr. Siegel brings to our Board of Directors financial and risk assessment experience as well as his food products entrepreneurial and management experience and history with the Company.

Jonathan Sokoloff, 54, has served as a director of the Company since December 2008. He has been a Managing Partner of Leonard Green & Partners, L.P. since 1994 and joined Leonard Green & Partners, L.P. in 1990. Leonard Green & Partners, L.P. is an affiliate of GEI V, GEI Side V and Thyme. GEI V, GEI Side V and Thyme selected Mr. Sokoloff to serve as a member of our board of directors beginning on December 2, 2008. Pursuant to the Company's agreement with GEI V, GEI Side V and Thyme and based on their current holdings of the Company’s common stock, the Company is required to nominate one person that they designate for election to the Board of Directors and to recommend the shareholders vote in favor of such designee. Mr. Sokoloff served on the Board of Directors of Rite Aid Corporation until May 2011. Mr. Sokoloff brings to our Board of Directors investment banking, financial, management and risk assessment experience.

Dr. Ralph Sorenson, 78, has served as a director of the Company since 1994. Dr. Sorenson is the Managing Partner of the Sorenson Limited Partnership which focuses on venture capital investments in a diverse range of entrepreneurial start-ups. Dr. Sorenson is President Emeritus of Babson College (1974-1981); Professor Emeritus and former Dean of the University of Colorado Business School (1992-present); former Chairman and CEO of Barry Wright Corporation, a NYSE company (1981-1989); and a former faculty member at the Harvard Business School (1964-1974, 1989-1992). Dr. Sorenson is a former director of the Federal Reserve Bank of Boston and a Life Trustee and former Chairman of the Board of the Boston Museum of Science. He currently serves as a Trustee of The Colorado Nature Conservancy and is Colorado’s representative on the Conservancy’s National Trustee Council.

Dr. Sorenson brings to our Board of Directors management, financial and risk assessment experience as well as his entrepreneurial experience and expertise and history with the Company.

William (Kip) Tindell, III, 58, has served as a director of the Company since November 2008. He co-founded The Container Store in 1978 and is Chairman and CEO. Mr. Tindell serves on the Executive Committee of the National Retail Federation Board of Directors and was inducted into the Retailing Hall of Fame in 2006. Mr. Tindell brings to our Board of Directors financial and risk assessment experience as well as his entrepreneurial and retail management experience.

The Nominating & Governance Committee, consisting solely of “independent directors” as defined in Rule 5605 of the NASDAQ Listing Rules, recommended the eleven directors set forth in Proposal 1 for nomination by our full Board of Directors. Based on this recommendation and each nominee’s credentials and experience outlined above, the Board of Directors has determined that each such nominee can make a significant contribution to the Board of Directors and should serve as a director of the Company. Our Board of Directors nominated such directors for election at the Annual Meeting. All nominees are currently directors, and each nominee has agreed to be named in this Proxy Statement and to serve if elected. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board of Directors. The Board of Directors may also choose to reduce the number of directors to be elected, as permitted by our Bylaws.

Directors and Committee Assignments

Assuming election of all nominees above, the following is a list of persons who will constitute the Company’s Board of Directors following the meeting, including their ages and current committee assignments.

Name	Age	Committees
Dr. John Elstrott *	63	Audit
Gabrielle Greene	51	Audit (Chair), Compensation
Hass Hassan	63	Audit
Stephanie Kugelman	64	Nominating & Governance
John Mackey	58	None
Walter Robb	58	None
Jonathan Seiffer	40	Nominating & Governance
Mo Siegel	62	Audit, Compensation (Chair)
Jonathan Sokoloff	54	Compensation
Dr. Ralph Sorenson	78	Compensation, Nominating & Governance (Chair)
Kip Tindell	58	Nominating & Governance
* Chairman of the Board

Committees and Meetings

The Board of Directors maintains the following three standing committees. The members of the various committees are identified in the preceding table.

  Audit Committee. The duties of the Audit Committee are set forth in its charter which can be found at: http://www.wholefoodsmarket.com/company/pdfs/auditcommittee_charter.pdf on the Company’s website. Please also see the Audit Committee Report found under “Proposal 2” in this Proxy Statement.

  Compensation Committee. The duties of the Compensation Committee are set forth in its charter which can be found at http://www.wholefoodsmarket.com/company/pdfs/compensationcommitteecharter.pdf on the Company’s website.

  The purpose of the Compensation Committee is to assist the Board of Directors in carrying out its responsibilities with respect to: (i) overseeing the Company’s compensation policies and practices; (ii) reviewing and approving annual compensation and compensation procedures for the Company’s executive officers; and (iii) overseeing and recommending director compensation to the Board of Directors. More specifically, the Compensation Committee’s responsibilities include: overseeing the Company’s overall compensation structure, policies and programs, and assessing whether the Company’s compensation structure establishes appropriate incentives for management and employees; making recommendations to the Board of Directors with respect to, and administering, the Company’s incentive compensation and equity-based compensation plans, including the Company’s stock option plans and Team Member stock purchase plan; reviewing and approving compensation procedures for the Company’s executive officers; recommending to the independent directors for approval the compensation of the CEOs based on relevant corporate goals and objectives and the Board of Directors’ performance evaluation of the CEOs; reviewing and approving the compensation of executive officers other than the CEOs; reviewing and recommending to the Board of Directors employment and retention agreements and severance arrangements for executive officers, including change-in-control provisions, plans or agreements; annually reviewing the compensation of directors for service on the Board of Directors and its committees and recommending changes in compensation to the Board of Directors; and monitoring directors’ compliance with the Company’s stock ownership guidelines. The Compensation Committee Charter does not provide for any delegation of these Compensation Committee’s duties.

Regarding most compensation matters, including executive and director compensation, the Company’s executive team provides recommendations to the Compensation Committee.

The Compensation Committee did not engage any outside consultants regarding fiscal year 2011 executive compensation.

  Nominating & Governance Committee. The duties of the Nominating & Governance Committee are set forth in its charter which can be found on the Company’s website at: http://www.wholefoodsmarket.com/company/pdfs/nominatinggoverancecommitteecharter.pdf. The Nominating & Governance Committee’s purpose is to monitor and oversee matters of corporate governance, including the evaluation of the Board of Directors’ performance and processes and the “independence” of directors, and select, evaluate and recommend to the Board of Directors qualified candidates for election or appointment to the Board of Directors. The Nominating & Governance Committee identifies director candidates through recommendations made by members of the Board of Directors, management, shareholders and others, including the possibility of a search firm. At a minimum, a Board of Directors nominee should have significant management or leadership experience which is relevant to the Company’s business, as well as personal and professional integrity. The Board of Directors believes it is in the best interest of the Company and its shareholders to identify and select highly-qualified candidates to serve as directors and for the Board of Directors to be comprised of a diverse group of individuals with different backgrounds and perspectives. Recommendations are developed based on the nominee’s own knowledge and experience in a variety of fields, and research conducted by the Company’s staff at the Nominating & Governance Committee’s direction. Any shareholder recommendation should be directed to the attention of the Company Secretary and should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications for Board of Directors membership, information regarding any relationships between the candidate and the Company within the last three years, and a written indication by the recommended candidate of her/his willingness to serve. Shareholder recommendations must also comply with the notice provisions contained in the Company’s Bylaws in order to be considered (current copies of the Company’s Bylaws are available at no charge in the Company’s public filings with the SEC, on the Corporate Governance page of the Company’s website, or from the Secretary of the Company). In determining whether to nominate a candidate, whether from an internally-generated or shareholder recommendation, the Nominating & Governance Committee will consider the current composition and capabilities of serving board members, as well as additional capabilities considered necessary or desirable in light of existing and future Company needs. The Nominating & Governance Committee also exercises its independent business judgment and discretion in evaluating the suitability of any recommended candidate for nomination.

During fiscal year 2011, the Board of Directors and the various committees held the following number of meetings: Board of Directors, 6; Audit Committee, 9; Compensation Committee, 4; and Nominating & Governance Committee, 4. No director attended fewer than 75% of the meetings of the Board of Directors (and any committees thereof), which they were required to attend. It is a policy of the Board of Directors to encourage directors to attend each annual meeting of shareholders. Such attendance allows for direct interaction between shareholders and members of the Board of Directors. All members of the Board of Directors attended the Company’s 2011 Annual Meeting of Shareholders.

The Board of Directors has determined that all Audit Committee members are “Audit Committee financial experts” under the regulations promulgated by the SEC.

Leadership Structure

The Company currently separates the roles of Chairman of the Board of Directors and CEO. These roles were previously combined, with all of the powers traditionally granted to a Chairman of the Board instead held by our lead director. However, in multiple years, shareholder activists groups focused on the Company in an attempt to have our shareholders vote to separate the roles of Chairman of the Board and CEO. Although our shareholders have declined to separate these roles, to avoid unnecessary distraction and protect the Company’s corporate governance profile, Mr. Mackey voluntarily gave up the Chairman of the Board title, effective December 2009. The Company is currently fortunate to be able to draw on the talents and visionary skills of its CEOs, John Mackey and Walter Robb, and its Chairman of the Board, Dr. Elstrott. Given the above facts, currently the Company believes a structure which separates the roles of Chairman of the Board and CEO is in the best interests of the Company and its stakeholders.

Compensation Committee Interlocks and Insider Participation

No member of our Board of Directors’ Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Board of Directors’ Compensation Committee.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT AUDITOR

General Information

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (“Ernst & Young”) as the Company’s independent auditor for fiscal year 2012. The submission of this matter for ratification by shareholders is not required by current law, rules or regulations; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Representatives of Ernst & Young will be present at the 2012 Annual Meeting of Shareholders, will have the opportunity to make a statement at the meeting if they so desire, and will be available to respond to appropriate questions.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2012.

Vote Required

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who vote for or against, the proposal.

Independent Public Accountants

Ernst & Young has served as our independent auditor since April 2001. Ernst & Young has issued its reports, included in the Company’s Form 10-K, on the audited consolidated financial statements of the Company and internal control over financial reporting for the fiscal year ended September 25, 2011. Our Audit Committee has appointed Ernst & Young as our independent auditor for fiscal year 2012.

The following table presents aggregate fees billed to the Company for services rendered by Ernst & Young for the fiscal years ended September 25, 2011 and September 26, 2010 (in thousands):

	2011	2010
Audit fees	$1,180	$1,100
Audit-related fees	-	-
Tax fees	-	13
All other fees	-	-
Total	$1,180	$1,113

Services rendered by Ernst & Young in connection with fees presented above were as follows:

Audit Fees
In fiscal years 2011 and 2010, audit fees consist of fees paid for the annual audit of the Company’s consolidated financial statements included in the Annual Report on Form 10-K and of the Company’s internal control over financial reporting, the quarterly reviews of the Company’s consolidated financial statements included in the quarterly reports on Form 10-Q, consents and review of other documents filed with the Securities and Exchange Commission.

Audit-Related Fees
We did not engage Ernst & Young for audit-related services for fiscal years 2011 and 2010.

Tax Fees
Tax fees in fiscal year 2010 include fees for consultations on tax compliance matters.

All Other Fees
We did not engage Ernst & Young for other services for fiscal years 2011 and 2010.

Audit Committee Pre-Approval Policies and Procedures

Among its other duties, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor. On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of the independent auditor. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. All services performed by Ernst & Young during fiscal years 2011 and 2010 were approved in accordance with the Audit Committee’s pre-approval guidelines.

Audit Committee Report

The following Report of the Audit Committee is not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically request that such information be treated as soliciting material or we specifically incorporate it by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the effectiveness of internal control over financial reporting, and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditor, Ernst & Young, is responsible for performing an independent audit of the consolidated financial statements and of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors. In fulfilling our oversight responsibilities, we have reviewed and discussed with management and Ernst & Young the audited financial statements for the fiscal year ended September 25, 2011. We also reviewed and discussed with management and Ernst & Young the quarterly financial statements for each quarter in such fiscal year, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of September 25, 2011, Ernst & Young’s evaluation of the Company’s internal control over financial reporting as of that date, and audit plans and results. We have also discussed with Ernst & Young the matters required to be discussed with the independent registered public accounting firm by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board.

We have received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Rule 3526 of the Public Company Accounting Oversight Board, Communications with Audit Committees Concerning Independence. We have also considered whether the provision of specific non-audit services by the independent auditor is compatible with maintaining its independence and believe that the services provided by Ernst & Young for fiscal year 2011 were compatible with, and did not impair, its independence.

In reliance on the reviews and discussions referred to above, we have recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 25, 2011.

Audit Committee
Gabrielle Greene (Chair)
Dr. John Elstrott
Hass Hassan
Blake Nordstrom
Mo Siegel

Board Oversight of Enterprise Risk

Risk management is primarily the responsibility of the Company’s management team. However, our Board of Directors oversees the management team’s assessment of the material risks faced by the Company at both the full Board of Directors level and at the committee level. In accordance with our Audit Committee charter, the Audit Committee is responsible for assisting the Board of Directors in fulfilling its responsibility for monitoring Company risk and the Company’s control system and for assisting the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company. To assist the Audit Committee in assessing the Company’s approach to risk management, the management team prepares a list of what it perceives to be the most significant risks facing the Company, along with a statement reflecting any associated action the Company is taking to mitigate each type of risk. The Audit Committee reports on risk to the full Board of Directors as necessary.

In addition, each quarterly Board Report from management addresses matters of particular importance or concern including any significant areas of risk that require Board of Directors and/or committee attention. Throughout the year the Board of Directors and committees receive a variety of management presentations on different business topics that include discussion of associated significant risks.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Company’s Compensation Committee is empowered to review and approve, or in some cases recommend for the approval of the full Board of Directors, the annual compensation and compensation procedures for the five executive officers of the Company: the Co-Chief Executive Officers, the President and Chief Operating Officer, the Executive Vice President and Chief Financial Officer, and the Executive Vice President of Growth and Business Development.

The Compensation Committee took into account the affirmative shareholder advisory vote on executive compensation at the 2011 Annual Meeting and incorporated that as one of many factors it considered in connection with the discharge of its responsibilities. Because a substantial majority (98%) of our shareholders approved the compensation program described in the proxy statement for the 2011 Annual Meeting, the Compensation Committee did not implement changes to our executive compensation program as a result of the shareholder advisory vote.

The Compensation Committee did not engage any outside consultants regarding fiscal year 2011 executive compensation.

Objectives of Compensation Program

The Company’s compensation and benefit programs reflect the Company’s philosophy of egalitarianism. While the programs and individual pay levels will always reflect differences in job responsibilities, geographies and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization.

The primary objective of our compensation program, including our executive compensation program, is to attract and retain over the long term, qualified and energetic Team Members who are enthusiastic about the Company’s mission and culture, providing them with sufficient income and other benefits to keep them focused on the Company as their employer. A further objective of our compensation program is to reward each of our Team Members for their contribution to the Company. Finally, we endeavor to ensure that our compensation program is perceived as fundamentally fair to all stakeholders.

Elements of Compensation Program

The elements of our compensation program are similar to the elements used by many companies and are as follows:

1.	Cash compensation – including base salary and bonus
2.	Equity compensation – including restricted share issuances and stock option grants, and
3.	Executive Retention Plan and Non-Compete Arrangement

In addition, we have placed a cap on executive and other leadership members’ salaries and equity grants. The exact base pay, bonus formulas, equity grants, cash salary cap, and agreement terms are chosen in an attempt to balance our competing objectives of fairness to all stakeholders and attracting/retaining Team Members who may have other attractive employment opportunities. Other than Benefit Hours pool balances (described below), compensation generally is paid as earned.

Cash Compensation: What Our Compensation Program Is Designed to Reward

Annual executive officer cash compensation consists of a base salary component and the incentive component discussed below. Our cash compensation program is designed to reward teamwork and each Team Member’s contribution to the Company. With regard to the bonus, in measuring the executive officers’ contribution to the Company, the Compensation Committee considers numerous factors, including the Company’s growth and financial performance through reference to the metrics set forth below and general marketplace conditions. On September 9, 2009, our Board of Directors approved a new executive incentive compensation plan (the “Bonus Plan”) in which all of our executive officers, other than Mr. Mackey, participate.2 With respect to such executive officers, the Bonus Plan replaced the Company’s previous incentive bonus plan. This Bonus Plan includes qualitative and quantitative components.

The qualitative bonus amount is determined at the end of each fiscal year by the Compensation Committee in its discretion, provided this amount is limited to no more than 30% of the applicable executive officer’s annual base salary. Historically, the Compensation Committee has determined the quantitative and qualitative portions of the bonus for the executive officers as a group, and has not differentiated among the officers based on personal performance. In determining the qualitative bonus amount, the Compensation Committee attempts to reward specific accomplishments that are important to the long-term health of the Company. For example, the Committee may consider subjective factors such as long-term strategy development, future company leader development, product differentiation plans, vendor relationships, and generally how smoothly the executive team is working together. The Compensation Committee believes that such factors may not be reflected in a single year’s quantitative results. The qualitative portion of the bonus plan also may be used to recognize and reward the role of the executive officers in meeting other challenges that are not reflected in the quantitative bonus criteria, either because they are unanticipated or because they are due to general economic conditions. For example, if the Company’s results of operations were below expectations as a result of an unexpectedly weak United States economy, but the Company significantly outperformed most other food retailers and/or its own revised expectations due to the management team’s appropriate strategy adjustments, the quantitative bonus might not function as intended and therefore need adjusting to reward performance.

The quantitative bonus criteria are selected at the beginning of the fiscal year by the Compensation Committee in its discretion, exclusively from the following list of thirteen possible criteria:

1.	Comparable store sales growth – year-over-year sales growth at existing stores, calculated on a store-by-store basis. The sales of a store are deemed to be comparable commencing in the 53rd full week after the store opened or was acquired.
2.	Total sales growth – year-over-year improvement in sales, as reported in our consolidated statements of operations.
3.	Earnings before interest, taxes and non-cash expenses (“EBITANCE”) – earnings before interest, taxes and non-cash expense. Non-cash expense includes depreciation, amortization, fixed asset impairment charges, non-cash share-based payment expense, deferred rent and last-in, first-out (“LIFO”) charge.
4.	Year-over-year improvement in EBITANCE – the year-over-year increase in EBITANCE, described above.
5.	Net operating profit after taxes (“NOPAT”) – our net operating profit after taxes, which may be adjusted for certain amounts that the Compensation Committee determines would otherwise skew the outcome of this executive performance measure. NOPAT for fiscal years 2011 and 2010 did not include any adjustments.
6.	Year-over-year improvement in NOPAT – the year-over-year increase in NOPAT.
7.	Year-over-year per square foot improvement in NOPAT – the year-over-year increase in NOPAT divided by the leased square footage of our stores.
8.	NOPAT return on invested capital (“NOPAT ROIC”) with certain other adjustments – the result of dividing NOPAT for the Company by total invested capital. NOPAT ROIC for fiscal years 2011 and 2010 did not include any adjustments.
9.	Year-over-year improvement in NOPAT ROIC – the year-over-year increase in NOPAT ROIC.
10.	Economic Value Added (“EVA”) – net operating profits after taxes minus a charge on the cost of invested capital necessary to generate those profits.
11.	Year-over-year improvement in EVA– the year-over-year increase in EVA.
12.	Positive free cash flow – the Company’s net cash provided by operating activities minus capital expenditures.
13.	Year-over-year improvement in average store development cost per square foot – the year-over-year decrease in average store development cost per square foot. Average store development cost per square foot is calculated by dividing average store development costs by leased square footage for stores opened during the fiscal year.
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2	Effective January 1, 2007, John Mackey voluntarily reduced his salary to $1 and elected to forgo any future bonus and stock option awards.

In selecting bonus criteria, associated amounts and weightings, the Compensation Committee attempts to determine which factors will better measures the executive officers’ performance, taking into consideration the Company’s current major goals and financial forecast, as well as general economic conditions. For example, if the Company were to dramatically increase its growth plan, positive free cash flow would be negatively impacted and the Compensation Committee might choose a different amount/weighting of this metric or choose a completely different metric. For 2011, the following six quantitative performance criteria, formulas and relative weightings were approved at the beginning of the fiscal year by the Compensation Committee:

1.	Comparable store sales growth	$5,000 is earned for every 10 basis points of improvement, and the total is multiplied by 20% to weight this portion of the quantitative bonus amount.
2.	Year-over-year improvement in EBITANCE	For every dollar of results, $0.005 (or 0.50%) is earned, and the total is multiplied by 20% to weight this portion of the quantitative bonus amount.
3.	NOPAT ROIC	$8,000 is earned for every 10 basis points of return, and the total is multiplied by 20% to weight this portion of the quantitative bonus amount.
4.	Year-over-year improvement in EVA	For every dollar of results, $0.0175 (or 1.75%) is earned, and the total is multiplied by 20% to weight this portion of the quantitative bonus amount.
5.	Positive free cash flow	For every dollar of results, $0.0015 (or 0.15%) is earned, and the total is multiplied by 10% to weight this portion of the quantitative bonus amount.
6.	Year-over-year improvement in average store development cost per square foot	$5,000 is earned for every 10 basis points of improvement, and the total is multiplied by 10% to weight this portion of the quantitative bonus amount.

All criteria are adjusted for inflation. These incentive compensation elements are designed to be attainable and collectively intended to increase the executive’s overall compensation for a fiscal year. With regard to the performance criteria selected for fiscal year 2011, all performance criteria resulted in positive dollar amounts and were summed to determine the quantitative bonus amount. Had any of these performance criteria resulted in a neutral or negative dollar amount, such amount would not have been subtracted from or otherwise had any impact on the quantitative bonus amount. Stock price performance has not been a factor in determining annual cash compensation because the price of the Company’s common stock is subject to a variety of factors, many of which are outside the control of our executive officers.

Cash Compensation: How the Company Chooses Amounts and/or Formulas for Each Element

It is the Compensation Committee’s intention to set total executive cash compensation sufficiently high to attract and retain a strongly motivated leadership team, but not so high that it has a long term negative impact on our other stakeholders. Each executive’s current and prior compensation is considered in setting future compensation. The incentive bonus is included in compensation to help align the financial incentives with the financial interests of our shareholders, primarily growth and return on invested capital. The criteria used to calculate the quantitative portion of the Bonus Plan were chosen because we believe they are currently the best objective measures of our overall financial performance. The smaller qualitative portion of the Bonus Plan was included to provide the Compensation Committee with some level of planned discretion in granting executive bonuses.

We review the compensation practices of other companies generally to better understand the market and the spectrum of compensation philosophies and options across the United States. To some extent, our compensation plan is based on the market and companies against which we compete for Team Members, including executives, and we must remain competitive; however, our compensation philosophy emphasizes internal pay equity and fair treatment of all stakeholders.

The salary cap relates to the Company’s commitment to stakeholder equity as a principle. This principle has led us to generally limit the maximum cash compensation we pay Team Members in relation to any fiscal year (the “salary cap”). Cash payments, including base salary and amounts paid under our incentive compensation plan, fall within the scope of the Company’s salary cap.3

The salary cap is set each fiscal year by our Compensation Committee through use of a multiple of the Company’s average annual wage. In reviewing the multiple for a fiscal year, the Compensation Committee looks to general marketplace conditions and the compensation levels it believes to be required to attract and retain outstanding Team Members. The following is the salary cap calculation for the Company’s past five fiscal years:

Year	Average Hourly Wage	Average Annual Wage	Average Multiple	Salary Cap
	(1)	(2)
2011	$18.24	$37,947	19	$721,000
2010	17.84	37,107	19	705,037
2009	16.98	35,318	19	671,050
2008	16.51	34,334	19	652,400
2007	15.98	33,240	19	631,500

(1) “Average Hourly Wage” is the total cash compensation of all full-time Team Members in a fiscal year divided by the total hours worked by all such Team Members in that year.

(2) “Average Annual Wage” is the product of the Average Hourly Wage and 2,080 hours. The Company uses 2,080 hours in the calculation as it represents the product of 40 hours per week and a 52-week year.

Equity Compensation: What Our Compensation Program Is Designed to Reward

As stated above, stock price performance has not been a factor in determining annual cash compensation. However, because we believe a relationship exists between our Company’s stock price and our Team Members’ performance – through driving sales and improving earnings –our compensation program is designed to reward Team Members, including our executive officers, for positive stock price performance, through equity grants pursuant to our broad-based plan. We believe this strategy helps to more closely align the economic interest of our Team Members and our shareholders.

All of our full-time and part-time team members are eligible to receive stock options through annual leadership grants or through service-hour grants once they have accumulated 6,000 service hours (approximately three years of full-time employment).4 Approximately 95% of the equity awards granted under the Company’s stock plan since its inception in 1992 have been granted to team members who are not executive officers. Each of our executive officers (other than Mr. Mackey who has voluntarily elected not to receive stock option grants) receives stock option grants under the Company’s stock option plan. With respect to the Annual Leadership Grant, the Compensation Committee provides a discretionary award of a similar number of options to each executive officer. From time to time, the Compensation Committee may determine that additional equity grants, including possible restricted share issuances, are warranted in order to reward exceptional performance, retain valuable Team Members and keep the Company competitive.

Equity Compensation: How the Company Chooses Amounts and/or Formulas for Each Element

The Company does not have an exact formula for allocating between cash and non-cash compensation, and its allocation may change from year to year. In determining the amount of such awards, the Compensation Committee
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3	Team Members may take time off without pay in order to reduce their salary earned and increase the amount of bonus that can be paid within the cap. Any Team Member may elect to receive a cash payment in exchange for their unused paid time off at 75% of the value otherwise due, to which amount the salary cap does not apply. Employee benefits, stock options and any other form of non-cash compensation, such as the 401(k) match, are not included in determining and applying the salary cap. The salary cap does not apply in the Team Member’s year of termination or retirement. In addition, the salary cap may not apply to compensation arrangements found in agreements related to change of control or termination of employment.

4	Service Hour Grants are allocated to each eligible Team Member based on the proportion of their total accumulated service hours.

considers a number of factors, including historic practice such as the amount of prior grants, the Company’s recent performance, general market conditions, the need to retain and motivate Team Members, the pool of discretionary grants for all Team Members, and our philosophy of fairness to all stakeholders.

The Compensation Committee intends to limit the number of shares granted to all Team Members in any one fiscal year so that annual earnings dilution from share-based payment expense will not exceed 10%. The Company’s actual dilution from share-based payment expense for each fiscal year since 2007 has been less than 10%.

Additionally, the Compensation Committee generally limits the total number of shares issuable under option grants in any fiscal year to members of the Whole Foods Leadership Network (“WFLN”) to no more than 10% of all shares issuable under equity grants made to all team members in such fiscal year. Including 2011, the Company has followed this practice for each fiscal year since WFLN was established other than fiscal year 2010. For fiscal year 2010, grants to members of WFLN exceeded 10% of all shares issuable under equity grants made to all team members due to a decision by the Compensation Committee to award (1) special performance and retention grants to twenty-eight members of WFLN totaling 440,000 option shares and (2) special grants in recognition of their respective promotions to Walter Robb and A.C. Gallo totaling 108,968 restricted shares.

For 2011, all equity grants were recommended by the executive team, and the final determination was made by the Compensation Committee after discussions among the executive team and the Compensation Committee, taking into consideration: (1) the Company’s usual broad-based grants, (2) the recent positive performance of the Company, (3) the guidelines on WFLN grants, and (4) our stakeholder fairness philosophy, including the requirement to expense equity grants and our current intent to limit the number of shares granted in any one year so that annual earnings dilution from share-based payment expenses will not exceed 10%.

In each fiscal year, the Company establishes a pool of grants based on prior year grants to all Team Members with a growth factor. The Company then estimates earnings dilution from share-based payment expense (to set the dilution guideline for the Compensation Committee) and establishes a 10% threshold for grants to WFLN. As necessary, the Compensation Committee reviews whether or not circumstances exist that suggest a deviation from our general practices.

Subject to certain exceptions set forth below, the Company schedules equity grant dates well in advance of any actual grant. Regarding our usual annual grants, the timing of grants is typically determined months in advance to coincide with a scheduled meeting of our Board of Directors and its Compensation Committee. Except in unusual circumstances, we will not allow grants at other dates. The grant date is established when the Company’s Compensation Committee approves the grant, and all key terms have been determined and are expected to be communicated to recipients within a relatively short period of time. The exercise price of each of our stock option grants is the market closing price on the grant date. The Company’s general policy is for the annual grant to occur within two weeks after the official announcement of our second quarter results so that the stock option exercise price reflects a fully-informed market price. If at the time of any planned option grant date any member of our Board of Directors or executive team is aware of material non-public information, the Company would not generally make the planned grant. In such event, as soon as practical after material information is made public, the Compensation Committee intends to have a specially called meeting and/or otherwise take all necessary steps to authorize the delayed grant. Regarding the grant process, the Compensation Committee does not delegate any related function, and executives are not treated differently from other Team Members.

The Company’s insider trading policy permits hedging and diversification strategies for Team Members. Members of our Board of Directors and other persons who are required to file Form 4s may manage their investment risk through the practice of covered call writing if the following procedures are followed:

  The calls are written during an open window period and are reported on a Form 4 to the SEC.

  The calls are written on shares equal to less than 50% of the individual’s Company stock position and the option contract term is greater than 6 months.

  The calls can only be bought back during an open window.

Members of our Board of Directors and other persons who are required to file Form 4s that have a Rule 10b5-1 trading plan in place are not permitted to engage in hedging transactions.

Executive Retention Plan and Non-Compete Arrangement: What Our Compensation Program Is Designed to Reward

Through use of our Executive Retention Plan and Non-Compete Arrangement, we reward each executive’s long-term service with the Company and set forth the terms under which the Company and each executive, other than Mr. Mackey may agree to protect the confidential information and market position of the Company after any such executive’s employment is terminated. Through this arrangement, we also encourage our executives’ continued services in the event a change in control becomes likely and/or occurs.

We believe this arrangement will protect the market position of the Company by discouraging our executives’ employment with our competitors and by protecting our confidential information while capping expectations. In the case of a change of control, we believe the arrangement strikes a balance between incentive and executive retention without providing the benefits to an executive who continues to be employed by an acquiring company.

Executive Retention Plan and Non-Compete Arrangement: How the Company Chooses Amounts and/or Formulas for Each Element

The elements of this arrangement were determined by generally studying the compensation arrangements of other companies within the United States, specifically non-compete agreements and change-of-control agreements. In applying these types of arrangements to the Company, the Compensation Committee considered the need to protect the Company’s strong market position, our current compensation programs and the need to motivate compliance with the arrangement through sufficiently high payments.

This arrangement is discussed in detail below under the heading titled: Potential Payments on Termination/Change of Control - 2010 Executive Retention Plan and Non-Compete Arrangement.

Tax and Certain Other Factors Considered by the Compensation Committee

In structuring our compensation programs, we take into account Internal Revenue Code Section 162(m). Under Internal Revenue Code Section 162(m), a limitation is placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. Although our salary cap usually causes non-performance-based compensation to be below the $1,000,000 threshold, in certain unusual years the Company’s executives may have compensation which results in non-deductibility under Internal Revenue Code Section 162(m).

Regarding most compensation matters, including the form and amount of executive and director compensation, the Company’s executive team provides recommendations to the Compensation Committee. Such recommendations include recommendations with respect to changes to executive team salaries, changes to the bonus plan, annual stock option grants, restricted stock grants, discretionary bonuses, other incentive awards and the fees paid to directors. The Compensation Committee considers a number of factors in establishing executive compensation, including executive team recommendations, general marketplace conditions and the Company’s growth and financial performance. However, the Compensation Committee does not delegate any of its functions to others in setting compensation.

John Mackey

Effective January 1, 2007, John Mackey, our Co-Chief Executive Officer, voluntarily reduced his salary to $1 and elected to forgo any future bonus and stock option awards. For fiscal year 2011, Mr. Mackey earned $1 in base salary and accrued $78,450 in paid time off during the fiscal year. Mr. Mackey will continue to receive the same non-cash benefits that other full-time Team Members receive, including a Team Member purchase discount card and health insurance.

Members of the Executive Team Other Than John Mackey

For fiscal year 2011, the Compensation Committee increased the salary of each of our named executive officers, other than Mr. Mackey, to $424,000. The Bonus Plan includes quantitative and qualitative components. For each member of the executive team other than Mr. Mackey, the quantitative portion was calculated to be $660,403 for fiscal year 2011. Additionally, the Compensation Committee awarded each of the members of the executive team, other than Mr. Mackey, the maximum qualitative bonus of $127,200 (30% of their annualized salary rate) in recognition of and appreciation for excellent performance during fiscal year 2011; however, the actual amount paid to these executive officers under the Bonus Plan was limited by the salary cap. Each member of the executive team, other than Mr. Mackey and Mr. Sud, also received a matching contribution to his or her 401(k) plan in the amount of $161, which is calculated according to a formula consistent with the matching contribution available to all participating Team Members.

Walter Robb

For fiscal year 2011, Mr. Robb earned $394,692 in base salary net of unpaid time off. For fiscal year 2011, Mr. Robb’s total cash compensation was $721,000. Due to the Company’s exceptional performance during fiscal year 2011 and the terms of the Bonus Plan, Mr. Robb also earned an additional $461,295 in cash compensation for fiscal year 2011 which was forfeited based on the application of the Company’s salary cap. Mr. Robb also received two grants of options to purchase shares totaling 4,721. The first of such grants is a leadership grant of options to purchase 4,500 shares, which is similar in size to the amount granted to each member of our executive team, other than Mr. Mackey. The second grant of options to purchase 221 shares is based on his years of service with the Company. Mr. Robb also received an additional $74,440 during the fiscal year in the form of benefit hours earned.

A.C. Gallo

A.C. Gallo, 58, has served as President and Chief Operating Officer of the Company since May 2010. Prior to that, he was co-President and Co-Chief Operating Officer since September 2004.

For fiscal year 2011, Mr. Gallo earned $399,585 in base salary net of unpaid time off. For fiscal year 2011, Mr. Gallo’s total cash compensation was $721,000. Due to the Company’s exceptional performance during fiscal year 2011 and the terms of the Bonus Plan, Mr. Gallo also earned an additional $466,188 in cash compensation for fiscal year 2010 which was forfeited based on the application of the Company’s salary cap. Mr. Gallo received two grants of options to purchase shares totaling 4,696. The first of such grants is a leadership grant of options to purchase 4,500 shares, which is similar in size to the amount granted to each member of our executive team, other than Mr. Mackey. The second grant of options to purchase 196 shares is based on his years of service with the Company. Mr. Gallo received an additional $53,179 during the fiscal year in the form of benefit hours earned.

Glenda Flanagan

Glenda Flanagan, 58, has served as Executive Vice President and Chief Financial Officer of the Company since February 2001.

For fiscal year 2011, Ms. Flanagan earned $358,266 in base salary net of unpaid time off. For fiscal year 2011, Ms. Flanagan’s total cash compensation was $686,749. Due to the Company’s exceptional performance during fiscal year 2011 and the terms of the Bonus Plan, Ms. Flanagan also earned an additional $459,120 in cash compensation for fiscal year 2011 which was forfeited based on the application of the Company’s salary cap and compensation amounts paid to other executive officers, as detailed below. Ms. Flanagan also received two grants of options to purchase shares totaling 4,725. The first of such grants is a leadership grant of options to purchase 4,500 shares, which is similar in size to the amount granted to each member of our executive team, other than Mr. Mackey. The second grant of options to purchase 225 shares is based on her years of service with the Company. Under the usual application of the salary cap Ms. Flanagan would have been entitled to receive an additional $34,251 in cash compensation; however, her qualitative bonus amount paid was limited to the amount paid to other executives and her quantitative bonus amount paid was limited to the average of the amounts paid. Ms. Flanagan also received an additional $60,156 during the fiscal year in the form of benefit hours earned.

James (Jim) Sud

Jim Sud, 59, has served as Executive Vice President, Growth and Business Development of the Company since February 2001.

For fiscal year 2011, Mr. Sud earned $383,276 in base salary net of unpaid time off. For fiscal year 2011, Mr. Sud’s total cash compensation was $721,000. Due to the Company’s exceptional performance during fiscal year 2011 and the terms of the Bonus Plan, Mr. Sud also earned an additional $449,879 in cash compensation for fiscal year 2011 which was forfeited based on the application of the Company’s salary cap. Mr. Sud also received two grants of options to purchase shares totaling 4,671. The first of such grants is a leadership grant of options to purchase 4,500 shares, which is similar in size to the amount granted to each member of our executive team, other than Mr. Mackey. The second grant of options to purchase 171 shares is based on his years of service with the Company. Mr. Sud also received an additional $49,391 during the fiscal year in the form of benefit hours earned.

Compensation Committee Report

The following Report of the Compensation Committee is not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically request that such information be treated as soliciting material or we specifically incorporate it by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

We have reviewed and discussed with management the forgoing Compensation Discussion and Analysis to be included in the Company’s Proxy Statement for its 2012 Shareholder Meeting, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy”). Based on the review and discussion referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Company’s Proxy.

Compensation Committee
Mo Siegel (Chair)
Gabrielle Greene
Jonathan Sokoloff
Dr. Ralph Sorenson

Summary Compensation Table

The following table includes information concerning compensation for the one-year periods ended September 25, 2011, September 26, 2010 and September 27, 2009 in reference to our Co-Chief Executive Officers, Chief Financial Officer and the two other most highly compensated executive officers of the Company, who we refer to as “named executive officers.” Cash compensation received by the named executive officer is found in the Salary, Bonus or Non-Equity Incentive Plan Compensation Columns of this Table, or in the case of a cash payment in exchange for unused paid time off at 75% of the value otherwise due, such payments are disclosed in the Benefit Hours in the year of payment. Except for cash payment in exchange for unused paid time off, total cash compensation received for each named executive officer in relation to each fiscal year is limited to the Company’s salary cap for such fiscal year. For fiscal years 2011, 2010 and 2009, the salary cap was $721,000, $705,037, and $671,050, respectively.

					Non-Equity
Fiscal			Restricted	Option	Incentive Plan	All Other
Year	Salary	Bonus	Stock	Awards	Compensation	Compensation	Total
	(1)(2)	(3)(4)(5)(6)	(7)	(8)	(9)(10)(11)(12)(13)(14)	(15)
John Mackey – Co-Chief Executive Officer
2011	$1	$-	$-	$-	$-	$78,450	$78,451
2010	1	-	-	-	-	45,968	45,969
2009	1	-	-	-	607,800	45,870	653,671
Walter Robb – Co-Chief Executive Officer
2011	394,692	53,051	-	121,359	273,257	74,601	916,960
2010	402,620	50,540	2,200,382	1,627,657	251,840	46,120	4,579,159
2009	365,370	97,787	-	109,179	207,893	23,922	804,151
A.C. Gallo – President and Chief Operating Officer
2011	399,585	53,051	-	120,716	268,364	53,340	895,056
2010	353,482	50,540	2,200,382	1,633,676	300,978	46,120	4,585,178
2009	359,822	97,787	-	112,089	213,441	24,714	807,853
Glenda Flanagan – Executive Vice President and Chief Financial Officer
2011	358,266	53,051	-	121,461	275,432	60,317	868,527
2010	331,289	50,540	-	599,063	278,787	24,721	1,284,400
2009	234,598	97,787	-	111,056	213,441	23,130	680,012
Jim Sud – Executive Vice President of Growth and Business Development
2011	383,276	53,051	-	120,073	284,673	49,391	890,464
2010	370,918	50,540	-	599,901	283,542	45,968	1,350,869
2009	386,769	97,787	-	110,984	186,494	46,073	828,107

(1) In 2011 the annualized average rate of pay for all named executive officers, excluding Mr. Mackey, was $424,000. In 2010 and 2009 the annualized average rate of pay for all named executive officers, excluding Mr. Mackey, was $412,000. Amounts shown in the Salary column of this Table reflect the amount actually received by each named executive officer during the fiscal year, not such officer’s annual rate of pay for the indicated fiscal year; rates may be higher than amounts shown due to the named executive officer electing to take time-off without pay.

(2) Effective January 1, 2007, Mr. Mackey voluntarily reduced his annual salary to $1 and elected to forgo earning any future cash compensation, stock awards and/or option awards.

(3) Beginning in fiscal year 2009, the Compensation Committee implemented a new Bonus Plan for named executive officers, excluding Mr. Mackey, and subject to the salary cap, related amounts were earned and paid to the named executive officer for the fiscal year. Based on the elements of this compensation structure and applicable disclosure rules, only the qualitative portion of the Bonus Plan compensation is disclosed in this column (See Non-Equity Incentive Plan Compensation Column of this Table for additional compensation under the quantitative portion of the Bonus Plan).

(4) For fiscal year 2011, the Compensation Committee awarded the maximum qualitative bonus of $127,200 (30% of the annual base salary) in recognition of and appreciation for the excellent performance of the executive team during fiscal year 2011. The quantitative portion of the Bonus Plan award was calculated to be $660,403 for fiscal year 2011. The total of these two amounts is $787,603. The amounts shown were calculated by multiplying approximately 16% (the ratio of the $127,200 qualitative award amount to the total Bonus Plan award amount of $787,603) times the average actual total cash paid under the Bonus Plan after the application of the salary cap for Mr. Robb, Mr. Gallo and Mr. Sud. Although Ms. Flanagan’s cash compensation would not have exceeded the salary cap, her bonus amount paid was limited to the amount paid to other executives.

(5) For fiscal year 2010, the Compensation Committee awarded the maximum qualitative bonus of $123,600 (30% of the annual base salary) in recognition of and appreciation for the excellent performance of the executive team during fiscal year 2010. The quantitative portion of the Bonus Plan award was calculated to be $681,802 for fiscal year 2010. The total of these two amounts is $805,402. The amounts shown were calculated by multiplying approximately 15% (the ratio of the $123,600 qualitative award amount to the total Bonus Plan award amount of $805,402) times the average actual total cash paid under the Bonus Plan after the application of the salary cap for Mr. Robb, Mr. Gallo and Mr. Sud. Although Ms. Flanagan’s cash compensation would not have exceeded the salary cap, her bonus amount paid was limited to the amount paid to other executives.

(6) For fiscal year 2009, the Compensation Committee awarded the maximum qualitative bonus of $123,600 (30% of the annual base salary) in recognition of and appreciation for the excellent performance of the executive team during fiscal year 2009. The quantitative portion of the Bonus Plan award was calculated to be $259,513 for fiscal year 2009. The total of these two amounts is $383,113. The amounts shown were calculated by multiplying approximately 32% (the ratio of the $123,600 qualitative award amount to the total Bonus Plan award amount of $383,113) times the average actual total cash paid under the Bonus Plan after the application of the salary cap for Mr. Robb, Mr. Gallo and Mr. Sud. Although Ms. Flanagan’s cash compensation would not have exceeded the salary cap, her bonus amount paid was limited to the amount paid to other executives.

(7) Amounts represent grant date fair value. See Note 14 of the consolidated financial statements in the Company’s Annual Report for the year ended September 25, 2011 regarding assumptions underlying the valuation of equity awards.

(8) Amounts represent grant date fair value. See Note 14 of the consolidated financial statements in the Company’s Annual Report for the year ended September 25, 2011 regarding assumptions underlying the valuation of equity awards.

(9) Beginning in fiscal year 2009, the Compensation Committee implemented a new Bonus Plan for named executive officers, excluding Mr. Mackey, and subject to the salary cap, related amounts were earned and paid to the named executive officer for the fiscal year. Based on the elements of this compensation structure and applicable disclosure rules, only the quantitative portion of the Bonus Plan compensation is disclosed in this column (See Bonus Column of this Table for additional compensation under the qualitative portion of the Bonus Plan).

(10) The amount shown in this column for each named executive officer, other than Mr. Mackey, is the total amount paid under the Bonus Plan, less the amount disclosed in the Bonus column of this table.

(11) For fiscal year 2011, the quantitative portion of the Bonus Plan was calculated to be $660,403. Additionally, the Compensation Committee awarded the maximum qualitative bonus of $127,200 (30% of the annual salary) in recognition of and appreciation for the excellent performance of the executive team during fiscal year 2011. The total of these two amounts is $787,603. The portion of the Bonus Plan bonus disclosed in this column is the actual total cash paid under the Bonus Plan, after a deduction of the amount allocated to the qualitative portion of the bonus under the Bonus Plan (See Bonus Column of this Table) and after the application of the salary cap for Mr. Robb, Mr. Gallo and Mr. Sud. Although Ms. Flanagan’s cash compensation would not have exceeded the salary cap, her bonus amount paid was limited to the average of the amounts paid to other executives.

(12) For fiscal year 2010, the quantitative portion of the Bonus Plan was calculated to be $681,802. Additionally, the Compensation Committee awarded the maximum qualitative bonus of $123,600 (30% of the annual salary) in recognition of and appreciation for the excellent performance of the executive team during fiscal year 2010. The total of these two amounts is $805,402. The portion of the Bonus Plan bonus disclosed in this column is the actual total cash paid under the Bonus Plan, after a deduction of the amount allocated to the qualitative portion of the bonus under the Bonus Plan (See Bonus Column of this Table) and after the application of the salary cap for Mr. Robb, Mr. Gallo and Mr. Sud. Although Ms. Flanagan’s cash compensation would not have exceeded the salary cap, her bonus amount paid was limited to the average of the amounts paid to other executives.

(13) For fiscal year 2009, the quantitative portion of the Bonus Plan was calculated to be $259,513. Additionally, the Compensation Committee awarded the maximum qualitative bonus of $123,600. The total of these two amounts is $383,113. The portion of the Bonus Plan bonus disclosed in this column is the actual total cash paid under the Bonus Plan, after a deduction of the amount allocated to the qualitative portion of the bonus under the Bonus Plan (See Bonus Column of this Table) and after the application of the salary cap for Mr. Robb, Mr. Gallo and Mr. Sud. Although Ms. Flanagan’s cash compensation would not have exceeded the salary cap, her bonus amount paid was limited to the highest amount paid to any of the other executives.

(14) Regarding fiscal year 2009, Mr. Mackey’s EVA pool was frozen at $607,800 in November 2006 when he voluntarily reduced his annual salary to $1 effective January 1, 2007. Mr. Mackey was entitled to receive the $607,800 amount upon his termination of employment. Instead, the historic balance from this now-terminated bonus plan was paid to Mr. Mackey during fiscal year 2009, and he subsequently donated the entire after-tax proceeds of $379,636 to the Global Animal Partnership, a non-profit organization dedicated to improving the lives of farm animals. Company records reflect that Mr. Mackey paid associated federal income and employment taxes of $212,730 and $15,434, respectively. During 2009, the Company terminated the EVA bonus plan for all named executive officers, and all related EVA pools were discontinued.

(15) Except as noted below, the balance of the amounts in this column related to benefit hours accumulated by the executive during the fiscal year (See Benefit Hours Table: Registrant Contribution Column). Also reflected in this Column are the Company’s 401(k) match payments, which are available to all Team Members. For fiscal years 2011, each executive other than Mr. Mackey and Mr. Sud received $161 in 401(k) match payments. For fiscal year 2010, each executive other than Mr. Mackey and Mr. Sud received $152 in 401(k) match payments. For fiscal year 2009, each executive other than Mr. Mackey received $145 in 401(k) match payments.

Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to the restricted stock granted, options granted and potential payments under the Bonus Plan during or for the fiscal year ended September 25, 2011 to each of our named executive officers listed in the Summary Compensation Table as shown under the caption “Executive Compensation.”

					All Other	All Other
					Stock	Option
					Awards:	Awards:	Exercise	Grant Date
		Estimated Future Payouts			Number of	Number of	or Base	Fair Value
Named		Under Non-Equity Incentive			Shares of	Securities	Price of	of Stock
Executive	Grant	Plan Awards			Stock or	Underlying	Option	and Option
Officer	Date	Threshold	Target	Maximum	Units	Options	Awards	Awards
			(2)			(3)		(4)
John Mackey (1)	-	$-	$-	$-	-	-	$-	$-
Walter Robb		-	297,000	-
	5/13/11				-	4,500	62.49	115,678
	5/13/11					221	62.49	5,681
A.C. Gallo		-	297,000	-
	5/13/11				-	4,500	62.49	115,678
	5/13/11					196	62.49	5,038
Glenda Flanagan		-	297,000	-
	5/13/11				-	4,500	62.49	115,678
	5/13/11					225	62.49	5,783
Jim Sud		-	297,000	-
	5/13/11				-	4,500	62.49	115,678
	5/13/11					171	62.49	4,395

(1) Effective January 1, 2007, Mr. Mackey voluntarily reduced his salary to $1 and elected to forgo earning any future cash compensation, stock awards and/or option awards.

(2) The Company implemented the Bonus Plan effective September 9, 2009. The Bonus Plan has a qualitative discretionary component (See Summary Compensation Table: Bonus column) and a quantitative component which is described here. The quantitative component of the Bonus Plan does not provide for threshold or maximum payment amounts, except that the payment may be limited due to the salary cap. Specified targets under the quantitative portion of the Bonus Plan are described above under the heading “Cash Compensation: What Our

Compensation Program is Designed to Reward.” The amount disclosed as each named executive officer’s “target” under the quantitative portion of the Bonus Plan for fiscal year 2011 is a representative amount. This disclosed figure was determined by calculating the difference between their base salary and the salary cap. Each named executive officer’s compensation under the Bonus Plan for fiscal year 2011 is subject, together with base salary, to the salary cap described in the Compensation Discussion and Analysis section above. Without our salary cap, the target amount would be an amount equal to the total bonus earned under the Bonus Plan for fiscal year 2011, including amounts paid under the qualitative and quantitative portions of such plan and amounts forfeited, as follows: Mr. Robb $53,051 + $273,257 + $461,295 = $787,603; Mr. Gallo $53,051 + $268,364 + $466,188 = $787,603; Ms. Flanagan $53,051 + 275,432+ $459,120 = $787,603; and Mr. Sud $53,051 + $284,673+ $449,879 = $787,603.

(3) Options become exercisable in four equal installments each year beginning on the first anniversary of the grant date and they have a seven-year term.

(4) See Note 14 of the consolidated financial statements in the Company’s Annual Report for the fiscal year ended September 25, 2011 regarding assumptions underlying the valuation of equity awards.

Outstanding Equity Awards Value at Fiscal Year-End Table

The following table includes certain information with respect to the value of all restricted stock and unexercised options previously awarded to the named executive officers at the fiscal year ended September 25, 2011. The number of restricted stock and options held at September 25, 2011 includes restricted stock and options granted under the Whole Foods Market, Inc. 2009 Stock Incentive Plan, which is a consolidation, amendment and restatement of the Whole Foods Market, Inc. Incentive Stock Option Plan for Team Members and the Whole Foods Market, Inc. Amended and Restated Stock Option Plan for Outside Directors.

Option Awards					Stock Awards
	Number of Securities				Shares or Units of
	Underlying Unexercised				Stock That Have Not
	Options				Vested
			Option	Option
Named Executive			Exercise	Expiration		Market
Officer	Exercisable	Unexercisable	Price	Date	Number	Value
		(1)
John Mackey					-	-
	12,000	-	$54.170	05/06/12
	12,000	-	66.805	09/15/12
Walter Robb
	12,000	-	54.170	05/06/12
	4,642	-	39.740	05/18/12
	12,000	-	66.805	09/15/12
	3,486	1,162	27.620	05/23/13
	6,078	6,078	18.900	05/22/16
	1,042	3,123	40.830	05/14/17
	-	4,721	62.490	05/13/18
	9,000	66,000	40.830	05/14/20
A.C. Gallo					-	-
	168	-	39.740	05/18/12
	12,000	-	66.805	09/15/12
	129	1,168	27.620	05/23/13
	6,240	6,240	18.900	05/22/16
	1,122	3,366	40.830	05/14/17
	-	4,696	62.490	05/13/18
	9,000	66,000	40.830	05/14/20
Glenda Flanagan					-	-
	12,000	-	54.170	05/06/12
	4,653	-	39.740	05/18/12
	12,000	-	66.805	09/15/12
	3,493	1,165	27.620	05/23/13
	6,183	6,182	18.900	05/22/16
	1,106	3,315	40.830	05/14/17
	-	4,725	62.490	05/13/18
	3,000	22,000	40.830	05/14/20
Jim Sud					-	-
	12,000	-	54.170	05/06/12
	4,591	-	39.740	05/18/12
	12,000	-	66.805	09/15/12
	3,348	1,150	27.620	05/23/13
	6,180	6,177	18.900	05/22/16
	1,117	3,349	40.830	05/14/17
	-	4,671	62.490	05/13/18
	3,000	22,000	40.830	05/14/20

(1) Other than grants expiring on May 14, 2020, options become exercisable in four equal installments each year beginning on the first anniversary of the grant date. Grants expiring on May 14, 2020 become exercisable in nine equal installments each year beginning on the first anniversary of the grant date.

Option Exercises and Stock Vested Table

The following table includes certain information with respect to the options exercised by the named executive officers and restricted stock awards vesting during the fiscal year ended September 25, 2011.

	Option Awards		Stock Awards
	Number		Number
Named	of Shares	Value	of Shares	Value
Executive	Acquired on	Realized on	Acquired on	Realized on
Officer	Exercise	Exercise	Vesting	Vesting
		(1)	(2)	(3)
John Mackey	37,500	$678,996	-	$-
Walter Robb	37,300	779,201	5,500	256,080
A.C. Gallo	49,875	752,229	5,500	256,080
Glenda Flanagan	27,000	521,932	-	-
Jim Sud	27,000	437,646	-	-

(1) Value Realized on Exercise is calculated as the difference between the total fair market value of the shares on the date of exercise (using the closing market price on the exercise date), less the total option price paid for the shares, regardless of whether or not the shares were sold on the date of exercise, sold subsequently, or held.

(2) Granted on August 23, 2010 and vested on November 23, 2010.

(3) Value Realized on Vesting is calculated as the closing market price of Company stock on the vesting date multiplied by the number of shares vesting on such date.

Non-Qualified Deferred Compensation

Benefit Hours

The table below provides information concerning the benefit hours related to accrued paid vacation and other personal time for each of our named executive officers during the fiscal year ended September 25, 2011.

Upon termination of employment, all Team Members are entitled to receive a related lump sum payment for unused benefit hours, and in such year of termination of employment, total cash compensation received may be in excess of the salary cap. If a termination of employment had occurred as of September 25, 2011, in addition to other benefits discussed herein, each executive would be entitled to receive the amount specified in the Aggregate Balance at Last Fiscal Year End column of this Table.

	Executive	Registrant	Aggregate		Aggregate
Named	Contributions	Contributions	Earnings	Aggregate	Balance at
Executive	in Last	in Last	in Last	Withdrawals/	Last Fiscal
Officer	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Year End
		(1)			(2)
John Mackey	$-	$78,450	$-	$-	$387,251
Walter Robb	-	74,440	-	-	465,568
A.C. Gallo	-	53,179	-	-	298,873
Glenda Flanagan	-	60,156	-	-	554,119
Jim Sud	-	49,391	-	-	171,802

(1) Reflects the net increase in amount from last year, including: (a) paid time off hours earned this year in excess of hours used; and (b) any increase in executives’ rates of pay during the fiscal year applied to paid time off hours earned but not yet used from prior years.

(2) Amounts are calculated using paid time off hours earned at the executives’ 2011 rate of pay of $203.87 per hour as follows: Mr. Mackey 1,899.5 paid time off hours; Mr. Robb 2,283.7 hours; Mr. Gallo 1,466 hours; Ms. Flanagan 2,718 hours; and Mr. Sud 842.8 hours.

Potential Payments on Termination/Change of Control

2010 Executive Retention Plan and Non-Compete Arrangement

During fiscal year 2010, the Company entered into agreements pursuant to our Executive Retention Plan (the “Plan”) with Mr. Robb, Mr. Gallo, Ms. Flanagan and Mr. Sud. In keeping with his voluntary decision to reduce his annual salary to $1 and forgo earning any future cash compensation, stock awards and options awards, John Mackey, Co-Chief Executive Officer, opted not to execute such agreement.

Non-Compete and Non-Solicitation Portion of Arrangement

Pursuant to these agreements, if at any time after the earlier of a “change of control” (as defined in the Plan) or March 1, 2012, one of the above-named executive’s employment is terminated other than for “cause” (as defined in the Plan) and if within 45 days of such termination, the named executive signs a release and continues compliance with the confidentiality, non-compete, non-solicitation, non-disparagement and other restrictions of the Plan, then the named executive will receive the following from the Company:

  up to a designated amount, for a maximum of five years, paid in equal semiannual installments;

  all stock options granted to the named executive will vest and become immediately exercisable and remain exercisable until the earlier of the fifth anniversary of termination or the original expiration date of the stock option; and

  reimbursement by the Company of COBRA premiums paid by the named executive.

The confidentiality and non-disparagement restrictions are of unlimited duration. The non-compete and non-solicitation restrictions apply for a period of five years following the termination of the named executive’s employment.

If one of the above-named executive’s (other than Walter Robb) employment is voluntarily terminated by such person for a reason other than a “good reason” (as defined in the Plan), “disability” (as defined in the Plan) or death, the benefits described in the bullets above shall not be paid, but instead are subject to future negotiation between either one of the two Co-Chief Executive Officers of the Company and the named executive except as follows. In the event either of the two Co-Chief Executive Officers of the Company are involuntarily terminated or if both of the Co-Chief Executive Officers die and/or otherwise terminate employment with the Company within 45 days of each other and the named executive subsequently terminates employment with the Company, the benefits described in the bullets above will be payable. In the case of the negotiation of benefits due to a voluntary termination without good reason, the annual non-compete payment, if any, shall not exceed $1.6 million for A.C. Gallo, nor $1.2 million for Glenda Flanagan or Jim Sud, adjusted to reflect the increase, if any, in the Consumer Price Index.

If Walter Robb’s employment is voluntarily terminated by him, for a reason other than a good reason, disability or death, the benefits described in the bullets above shall not be paid, but instead are subject to future negotiation between him and the other Co-Chief Executive Officer of the Company except as follows. In the event that John Mackey dies or terminates employment with the Company for any reason and Walter Robb subsequently terminates his employment with the Company, the benefits described in the bullets above will be payable. In the case of the negotiation of benefits due to a voluntary termination without good reason, the annual non-compete payment, if any, shall not exceed $1.6 million for Walter Robb, adjusted to reflect the increase, if any, in the Consumer Price Index.

If a change of control had triggered the effectiveness of these agreements (which otherwise are not effective until March 1, 2012), and termination, not by the executive and other than for cause, had occurred as of September 25, 2011, and if the executive elected to comply with non-compete and other material provisions, we estimate the value of the benefits described above would have been as follows:

Named	Semiannual	Accelerated	Monthly
Executive	Payment	Vesting of	Reimbursement of
Officer	Amount	Stock Options	COBRA Premiums
	(1)	(2)	(3)
Walter Robb	$800,000	$2,265,653	$231
A.C. Gallo	800,000	2,280,391	969
Glenda Flanagan	600,000	1,071,900	554
Jim Sud	600,000	1,071,667	646

(1) Paid in equal semiannual installments for a maximum of five years, subject to executive’s continued compliance with non-compete and other material provisions of the Plan. Assuming the executive complied with such restrictions for the entire five-year period, the total amount payable would be: $8,000,000 for Mr. Robb; $8,000,000 for Mr. Gallo; $6,000,000 for Ms. Flanagan; and, $6,000,000 for Mr. Sud.

(2) Amounts were determined by measuring the fair value of the related modification of the unvested stock options as of September 25, 2011.

(3) Paid monthly for a maximum of 18 months, subject to executive’s continued compliance with non-compete and other material provisions of the Plan. Assuming the executive complied with such restrictions for the entire 18-month period, the total amount payable would be: $5,102 for Mr. Robb; $18,392 for Mr. Gallo; $10,916 for Ms. Flanagan; and, $13,462 for Mr. Sud.

Change of Control Portion of Arrangement

These agreements also provide that for the two-year period following a change of control:

  the named executives’ annual base salary will be at least equal to 26 times the highest bi-weekly base salary rate applicable to the named executive in the one-year period immediately preceding the month in which the change of control occurs;

  the named executive’s annual bonus will be calculated according to the formula used to calculate the named executive’s last annual bonus paid prior to the change of control (unless any comparable bonus under the Company’s successor plan would result in a higher payment to the named executive);

  the named executive will be entitled to participate in all long-term cash incentive, equity incentive, savings and retirement plans, practices, policies and programs applicable generally to similarly titled persons of the Company or affiliated companies, in each case not less favorable, in the aggregate, than the most favorable of those provided by the Company and affiliated companies for such persons under such plans, practices, policies and programs as in effect prior to the change of control;

  the named executive will be eligible to participate in the Company’s medical, dental, disability, life and other insurance programs; and

  the named executive will receive certain other benefits consistent with those provided prior to the change of control.

If a change of control had occurred as of September 25, 2011 and the named executives continued in the employ of the Company for the two-year period, we estimate the value of the benefits described above would have been as follows:

			Participation in
Named			Incentive and	Participation in
Executive			Retirement	Insurance	Other
Officer	Salary	Bonus	Plans	Programs	Benefits
	(1)	(2)			(3)
Walter Robb	$848,000	$594,000	$-	$6,803	$5,500
A.C. Gallo	848,000	594,000	-	24,522	5,500
Glenda Flanagan	848,000	594,000	-	14,555	5,500
Jim Sud	848,000	594,000	-	17,949	5,500

(1) Calculated as two times the base salary.

(2) Calculated as approximately two times the bonus amount paid under the Bonus Plan for fiscal year 2011.

(3) Figure represents an estimate of reimbursement for reasonable work-related expenses.

In addition, during such two-year period, if the above-named executive is terminated other than for cause or if one of the above-named executive voluntarily terminates employment with good reason (collectively an “involuntary termination”), then such named executive will be entitled to receive from the Company a lump sum amount equal to three times the sum of (a) the named executive’s annual base salary and (b) the average of the last three bonuses paid to the named executive. If a change of control and involuntary termination of the named executives had occurred as of September 25, 2011, we estimate the value of this lump sum amount would have been as follows:

Named Executive	Lump Sum
Officer	Severance Payment
(1)
Walter Robb	$2,228,087
A.C. Gallo	2,228,087
Glenda Flanagan	2,228,087
Jim Sud	2,228,087

(1) Payment is based on three times the sum of (a) the named executive’s annual base salary and (b) the average of the last three bonuses paid to the named executive.

In addition to the payments above, each of the named executives is entitled to a payout of the balances found in their Benefit Hours Table in the Aggregate Balance at Last Fiscal Year End column.

This description is qualified in its entirety by the full text of the Form of Executive Retention Plan and Non-Compete Arrangement, as amended, which can be found as Exhibit 10.2 to the Company’s Current Report on Form 10-Q filed with the SEC on August 13, 2010, and such exhibit is incorporated herein by reference.

1991 Retention Agreement

In 1991, the Company entered into a retention agreement with Mr. Mackey. This agreement provides for certain benefits upon an involuntary termination of employment, other than for cause, after a “Triggering Event.” A Triggering Event includes (1) a merger of the Company with and into an unaffiliated corporation if the Company is not the surviving corporation or (2) the sale of all or substantially all of the Company’s assets. The benefits to be received by Mr. Mackey if his employment is terminated after a Triggering Event occurs include: receipt of a lump sum severance payment equal to the executive’s then-current annual salary and prior year’s bonus; continuation of life, health and disability benefits for one year after the termination of employment; and the immediate vesting of any outstanding stock options granted to such executive officer with up to six months to exercise.

If a Triggering Event and an involuntary termination of employment other than for cause had occurred as of September 26, 2011, we estimate the value of the benefits under the Retention Agreement would have been as follows:

Named		Continuation	Accelerated
Executive	Lump Sum	of Insurance	Vesting of
Officer	Severance Payment	Benefit	Stock Options
(1)
John Mackey	$1	$6,585	$-

(1) Payment based on Mr. Mackey’s fiscal year 2010 salary of $1 plus receipt of no bonus under the Bonus Plan.

In addition to the payments above, Mr. Mackey is entitled to a payout of the balances found in his Benefit Hours Table in the Aggregate Balance at Last Fiscal Year End column.

Director Compensation Table

For fiscal year 2011, each of our non-employee directors received the following: a $8,667 quarterly retainer; $6,377 for each Board of Directors’ meeting attended in person; $1,168 for each Committee meeting attended in person in conjunction with a Board of Directors meeting; $4,672 for each Committee meeting attended in person apart from a Board of Directors meeting; $1,557 for each Board of Directors/Committee meeting greater than two hours in length attended by telephone in which a majority of directors/committee members participated; $1,168 for each Board of Directors/Committee meeting between one and two hours in length attended by telephone in which a majority of directors/committee members participated; and $585 for each Board of Directors/Committee meeting between fifteen minutes and one hour in length attended by telephone in which a majority of directors/committee members participated. Each quarter a retainer was paid to the Chairman of the Board in the amount of $9,913. Finally, each quarter the Board of Directors Committee Chairs received the following retainers: $3,712 to the Audit Committee Chair; $1,947 to the Compensation Committee Chair; and $1,947 to the Nominating & Governance Committee Chair.

We strive to promote an ownership mentality among key leadership and the Board of Directors. Our Corporate Governance Principles provide that it is the policy of the Board of Directors to encourage each director to maintain a stock ownership investment in the Company equal to the estimated cash compensation received by each such director for the first full year of service on the Board of Directors. All directors are in compliance with this policy. The members of our Board of Directors receive regular grants of stock options. Options become exercisable in four equal installments each year beginning on the first anniversary of the grant date. At fiscal year end 2011, each of our then existing directors owned or beneficially owned the indicated number of shares of Company stock: Dr. Elstrott, 42,300; Ms. Greene, 4,829; Mr. Hassan, 20,002; Ms. Kugelman, 3,500; Mr. Mackey, 1,106,460; Mr. Nordstrom, 1,400; Mr. Robb, 80,216; Mr. Seiffer, 17.2 million*; Mr. Siegel, 9,618; Mr. Sokoloff, 17.2 million*; Dr. Sorenson, 36,280; and Mr. Tindell 20,000.

* As of fiscal year end 2011, these shares represent an indirect ownership of Company common stock that may be deemed beneficially owned for purposes of Section 16 of the Securities Exchange Act of 1934, as amended. See the Beneficial Ownership Table at the end of this Proxy Statement for a detailed description of this interest.

____________________

The following table provides compensation information for the one-year period ended September 25, 2011 for each member of our Board of Directors as of such date:

					Change in
					Pension Value
	Fees				and Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
Name	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
			(1)			(2)
Dr. John Elstrott	$120,929	$-	$48,718	$-	$-	$-	$169,647
Gabrielle Greene	96,306	-	48,718	-	-	1,158	146,182
Hass Hassan	81,566	-	48,718	-	-	-	130,284
Stephanie Kugelman	80,413	-	48,718	-	-	-	129,131
John Mackey (3)	-	-	-	-	-	-	-
Blake Nordstrom	24,925	-	145,095	-	-	-	170,020
Walter Robb (3)	-	-	-	-	-	-	-
Jonathan Seiffer	78,675	-	48,718	-	-	-	127,393
Mo Siegel	89,297	-	48,718	-	-	-	138,015
Jonathan Sokoloff	68,980	-	48,718	-	-	-	117,698
Dr. Ralph Sorenson	89,297	-	48,718	-	-	-	138,015
Kip Tindell	80,430	-	48,718	-	-	-	129,148

(1) Amounts represent the grant date fair value. See Note 14 of the consolidated financial statements in the Company’s Annual Report for the year ended September 25, 2011 regarding assumptions underlying the valuation of equity awards. Directors Dr. John B. Elstrott, Gabrielle E. Greene, Hass Hassan, Morris J. Siegel, Dr. Ralph Z. Sorenson, Stephanie Anne Kugelman, and William A. Tindell each received 2,250 shares during fiscal year 2011. In lieu of 2,250 shares being granted to each of directors Jonathan Seiffer and Jonathan Sokoloff, Leonard Green & Partners, LLP received 4,500 shares during fiscal year 2011. Director Blake Nordstrom received 7,500 shares during fiscal year 2011. At fiscal year end the aggregate number of option awards outstanding for each director was as follows: Dr. John B. Elstrott, 35,250; Gabrielle E. Greene, 37,500; Hass Hassan, 49,250; Morris J. Siegel, 39,500; Blake Nordstrom 7,500; Dr. Ralph Z. Sorenson, 48,500; Stephanie Anne Kugelman 18,250; William A. Tindell 18,250; Jonathan A. Seiffer 2,250; Jonathan D. Sokoloff 2,250; Leonard Green & Partners, LLP 4,500.

(2) The specified amount relates to reimbursement payments for continuing board education. The Company’s policy is that, upon request from a director, the Company will reimburse the director for travel and meal expenses incurred during their travel for Company business, and for continuing board education up to $7,500 in any calendar year including related travel and meal expenses incurred.

(3) See Summary Compensation Table for disclosure related to Mr. Mackey and Mr. Robb who are each also an Executive Officer of the Company. Neither Mr. Mackey nor Mr. Robb receives any compensation for serving as a member of the Board of Directors.

Code of Business Conduct

The Company expects all of its Team Members and directors to act in accordance with the highest standards of personal and professional integrity at all times, and to comply with the Company’s policies and procedures and all laws, rules and regulations of any applicable international, federal, provincial, state or local government. The Board of Directors has adopted a Code of Business Conduct, which is posted on the Company’s website at http://www.wholefoodsmarket.com/company/pdfs/codeofconduct.pdf. The Code of Business Conduct applies to the Company’s principal executive officer, principal financial officer, principal accounting officer, controller and other persons who perform similar functions for the Company, in addition to the corporate directors and employees of the Company.

Equity Compensation Plan Information

The following table summarizes information about our equity compensation plans by type as of September 25, 2011.

Number of
securities remaining
available for future
	Number of securities to	Weighted average	issuance under equity
	be issued upon exercise	exercise price	compensation plans
	of outstanding options,	of outstanding options,	(excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in the first column)
Equity compensation plans
approved by security holders	13,640,000	$48.99	11,723,000
Equity compensation plans
not approved by security holders	-	-	-
Total	13,640,000	$48.99	11,723,000

Certain Relationships and Related Transactions

BookPeople

During fiscal year 2011, the Company received lease payments totaling approximately $0.5 million from BookPeople, Inc. (“BookPeople”), a retailer of books and periodicals unaffiliated with the Company. Mr. Mackey and Ms. Flanagan, executive officers of the Company, own approximately 51% and 2%, respectively, of the capital stock of BookPeople. BookPeople leases retail space from the Company at one of the Company’s Austin, Texas locations. The lease, which was entered into on December 31, 1993, provides for an aggregate annual minimum rent of approximately $0.5 million.

Related Party Transactions in General

The Nominating & Governance Committee of the Board of Directors, pursuant to its written charter, generally is charged with the responsibility of reviewing certain issues involving potential conflicts of interest, and reviewing and approving all related party transactions, including those required to be disclosed as a “related party” transaction under applicable federal securities laws. The Company’s Code of Business Conduct requires officers and directors to contact the chairperson of the Nominating & Governance Committee regarding potential conflicts of interest which would include potential related party transactions. The Nominating & Governance Committee has not adopted any specific procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented. However, to the extent a potential related party transaction is presented to the Nominating & Governance Committee, the Company expects that the Committee would become fully informed regarding the potential transaction and the interests of the related party, and would have the opportunity to deliberate outside of the presence of the related party. The Company expects that the Committee would only approve a related party transaction that was in the best interests of the Company, and further would seek to ensure that any completed related party transaction was on terms no less favorable to the Company than could be obtained in a transaction with an unaffiliated third party. Other than as described above, no transaction requiring disclosure under applicable federal securities laws occurred during fiscal year 2011 that was submitted to the Nominating & Governance Committee for approval as a “related party” transaction.

PROPOSAL 3 – ADVISORY VOTE ON
THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Shareholders have an opportunity to cast an advisory vote on compensation of executives as disclosed in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives shareholders the opportunity to approve, reject or abstain from voting with respect to our fiscal year 2011 executive compensation programs and policies and the compensation paid to the named executive officers. At the Company’s last Annual Meeting, the majority of our shareholders voted to advise us to include a Say on Pay proposal every year, and the Board of Directors determined that the Company will hold an advisory shareholder vote on the compensation of executives every year. This non-binding, advisory vote on the frequency of Say on Pay proposals must be held at least once every six years.

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objective of our compensation program, including our executive compensation program, is to attract and retain qualified, energetic Team Members who are enthusiastic about the Company’s mission and culture in order to achieve our corporate objectives and increase shareholder value.

This proposal allows our shareholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to the named executive officers. Your advisory vote will serve as an additional tool to guide the Board of Directors and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its shareholders, and is consistent with our commitment to high standards of corporate governance.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE FOLLOWING ADVISORY RESOLUTION:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules, including the “Compensation Discussion and Analysis,” the compensation tables and narrative discussion.

Vote Required

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who vote for and against, the proposal.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the Board of Directors, it will not create or imply any additional fiduciary duty on the part of the Board of Directors, and it will not restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation. The Compensation Committee will take into account the outcome of this advisory vote when considering future compensation arrangements for our named executive officers.

PROPOSAL 4 – INCREASE OF AUTHORIZED COMMON STOCK

The Board of Directors has approved a resolution to amend Article III, Section A of our Amended and Restated Articles of Incorporation (as amended to date, the “Articles”) to increase the number of authorized shares of our common stock from 300,000,000 to 600,000,000 (the “Amendment”).

The proposed Amendment would replace the second sentence of Article III, Section A of the Articles with the following sentence:

“The aggregate number of shares of Common Stock authorized to be issued is 600,000,000 shares with no par value.”

Purpose of the Amendment

The Board of Directors believes it is in the best interest of the Company to increase the number of authorized shares of Common Stock in order to give the Company greater flexibility in considering and planning for future corporate needs, including, but not limited to, stock splits, stock dividends, grants under equity compensation plans, financings, potential strategic transactions, including mergers, acquisitions, and business combinations, as well as other general corporate transactions. The Board of Directors believes that additional authorized shares of Common Stock will enable the Company to take timely advantage of market conditions and the availability of favorable financing and acquisition opportunities without the delay and expense associated with convening a special Stockholders’ meeting (unless otherwise required by the rules of NASDAQ).

As of January 10, 2012, there were 180,235,395 shares of Common Stock outstanding, 56,500 treasury shares, and 11,808,059 shares reserved for future issuance pursuant to the Company’s equity compensation plans. If the amendment is adopted, approximately 407,900,046 shares of Common Stock would be authorized, unissued and not reserved for future issuance.

The Company has no current plan, commitment, arrangement, understanding or agreement regarding the issuance of the additional shares of Common Stock resulting from the proposed increase in authorized shares. The additional shares of Common Stock will be available for issuance by the Board of Directors for various future corporate needs, including those outlined above.

Possible Effects of the Amendment and Additional Anti-Takeover Considerations

If the Amendment is approved, except as may be required by law or NASDAQ rules, no further shareholder approval would be required prior to the issuance of the additional shares authorized by the Amendment. While adoption of the Amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of the Company’s existing shareholders, any future issuances of additional shares could significantly dilute the equity interests of current shareholders of the Company and could have a negative effect on the market price of the Common Stock. Current shareholders have no preemptive or similar rights.

The Company has not proposed the increase in the number of authorized shares of Common Stock with the intention of using the additional authorized shares for anti-takeover purposes, but the Company would be able to use the additional shares to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further stockholder approval, the Board of Directors could sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. Although this proposal to increase the authorized number of shares of Common Stock has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, Stockholders should be aware that approval of this proposal could facilitate future efforts by the Company to oppose changes in control of the Company and perpetuate the Company’s management, including transactions in which the Stockholders might otherwise receive a premium for their shares over then current market prices.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ADOPTION OF THE PROPOSED AMENDMENT TO INCREASE THE COMPANY’S AUTHORIZED SHARES OF COMMON STOCK.

Vote Required

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on this proposal. If the proposal is approved, the Company will have the authority to file articles of amendment with the Secretary of State of Texas and the Amendment will become effective upon the filing of articles of amendment with the Secretary of State of the State of Texas, which filing is expected to occur promptly after the Annual Meeting approving this proposal.

PROPOSAL 5 – SHAREHOLDER PROPOSAL

We recently received a formal shareholder proposal from John Chevedden, 2215 Nelson Avenue, NO. 205, Redondo Beach, California (the “Proponent”). Proponent has owned no less than $2,000 (market value) of shares of Whole Foods Market, Inc. common stock for at least one year prior to the date the proposal was submitted. The Proponent’s proposal and supporting statement are quoted verbatim below.

For the reasons set forth by the Company in the section titled Our Statement in Opposition, following the Proponent’s proposal and supporting statement, the Company disagrees with Proponent’s proposal and supporting statement.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THE ADOPTION OF THIS PROPOSAL.

Vote Required

Approval of the Proponent’s proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who vote for and against, the Proponent’s proposal.

PROPONENT’S PROPOSAL AND SUPPORTING STATEMENT

5 – Restore our Ability to Remove an Unqualified Director

Resolved: Shareholders ask our board to restore our ability to remove an unqualified Director. Shareholders ask our board to amend our bylaws to permit removal of a director either with or without cause, which was the standard prior to our board’s 2008 amendment to our bylaws.

At the 2010 annual meeting, we as shareholders adopted this proposal, with 53% of the “yes” and “no” votes cast in favor. Despite that level of shareholder support, our board of directors has failed to implement the proposal.

The issue is still salient. For a number of years, Whole Foods followed the salutary governance practice of allowing the removal of a director either with or without cause. This principle was embodied in our Company’s bylaws and gave shareholders the flexibility to deal with situations where a director is not acting in the best interest of our Company and us as shareholders.

In August 2008 our board unilaterally and without advance notice amended this bylaw to limit our shareholder power to remove directors only to situations where there is “cause.” The new bylaw also narrowly defined “cause” as covering only a criminal indictment or a judicial finding that a director had breached his or her fiduciary duties to the company or was not capable of performing a director’s responsibility.

Our board’s action came 4-months after the Securities & Exchange Commission closed an investigation into the actions of our Company’s Chairman and CEO, who used a false name to post comments on a Yahoo! chat room for investors, a fact confirmed by Whole Foods.

The SEC investigation was apparently prompted because the posts made by the person using Mr. Mackey’s pseudonym praised Whole Foods and disparaged the future prospects of Wild Oats Markets, a competitor that Whole Foods later acquired. These posts generated needless controversy and adverse publicity for Whole Foods.

The director removal amendment at issue here was one of multiple bylaw changes that our board unilaterally adopted in 2008 to limit our shareholder rights. Our board also required additional notice to our board when shareholders nominate director candidates and mandated certain steps when shareholders seek to act by written consent.

Another new bylaw specified how our board may advance legal expenses to a director or officer covered by an indemnification agreement. Our board also required a supermajority vote by shareholders to amend these portions of the bylaws.

If our board wants to limit our shareholder rights, we should have a say in the process. Accordingly, our board should repeal the 2008 bylaw amendment on director removal and re-instate the prior “with or without cause”

standard. If our board believes that a “for cause” limitation is warranted, such a bylaw should first be presented to shareholders for approval.

Please encourage our board to respond positively to this proposal to restore our ability to remove an unqualified Director – Yes on 5.

OUR STATEMENT IN OPPOSITION

We strongly disagree with the implication of this proposal that our bylaw provision dealing with removal of directors is a significant limitation on shareholder rights.

As we have previously disclosed in our publicly available SEC filings, we approved various bylaw amendments in August 2008 to ensure that we could attract and retain the best candidates to serve on our Board. Unlike many other companies, we do not have a staggered board or multiple-year terms for directors. Our shareholders have the opportunity to vote every year on the retention of each director. We believe that our annual meeting is the appropriate time for shareholders to exercise their right to evaluate each director. We do not believe that subjecting the Company to the cost and distraction of director election contests at other times throughout the year is responsible corporate governance, particularly where the election is not even premised on significant “for cause” events.

The requirement of “for cause” removal is also important because we recognize that we have had, and it again may be desirable to negotiate, contractual obligations to nominate and retain designees to our Board of Directors appointed by strategic investors. Allowing for the removal of such designees without “cause” would limit our ability to fulfill these contractual obligations and consummate strategic transactions on behalf of our Company.

Further, the proponent omitted the fact that a similar proposal failed to pass at the 2011 Annual Meeting.

We also want to correct the Proponent’s misstatement concerning the requirement of a supermajority vote to amend our bylaws. Effective January 1, 2011, our Board of Directors amended Article IX of our bylaws to remove Bylaw supermajority voting requirements.

Finally, we want to correct a conclusion made by the Proponent’s proposal. The proposal inaccurately concludes the adoption of our August 2008 bylaw changes were in relation to an SEC investigation. The SEC found no wrongdoing in this investigation, and we see no purpose in referencing this dated information other than as an attempt to impugn the reputation and integrity of John Mackey and our other Board members. We note that from the time this investigation was announced, shareholders have strongly supported Mr. Mackey’s and each of our other Board members’ re-elections. The following table shows the FOR voting result percentages for Mr. Mackey and the average FOR voting result percentages for the other directors for the past three years:

	Mr. Mackey	Independent Directors
2009	90%	89%

2010	95%	92%

2011	95%	88%

PROPOSAL 6 – SHAREHOLDER PROPOSAL

We recently received a formal shareholder proposal from James McRitchie, 9295 Yorkship Court, Elk Grove, California (the “Proponent”). Proponent has owned no less than $2,000 (market value) of shares of Whole Foods Market, Inc. common stock for at least one year prior to the date the proposal was submitted. The Proponent’s proposal and supporting statement are quoted verbatim below.

For the reasons set forth by the Company in the section titled Our Statement in Opposition, following the Proponent’s proposal and supporting statement, the Company disagrees with Proponent’s proposal and supporting statement.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THE ADOPTION OF THIS PROPOSAL.

Vote Required

Approval of the Proponent’s proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who vote for and against, the Proponent’s proposal.

PROPONENT’S PROPOSAL AND SUPPORTING STATEMENT

6 — Independent Board Chairman

RESOLVED: Shareholders request that our board of directors adopt a policy that, whenever possible, the chairman of our board of directors shall be an independent director (by the standard of the New York Stock Exchange), who has not previously served as an executive officer of our Company. This policy should be implemented so as not to violate any contractual obligations in effect when this resolution is adopted. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual shareholder meetings.

A policy to maintain this governance structure at least indefinitely will enhance investor confidence in our Company and strengthen the integrity of our Board.

If we reverted to a CEO serving as our Board Chairman, this could hinder our board's ability to monitor our CEO's performance. An independent Chairman is the prevailing practice in the United Kingdom and many international markets.

The merit of this Independent Board Chairman proposal should also be considered in the context of the need for improvement in our company’s 2011 reported corporate governance status:

The Corporate Library http://www.thecorporatelibrary.com, an independent investment research firm, said that Whole Foods Shareholders passed a proposal to permit removal of a director either with or without cause at our company’s 2010 meeting, but our board failed to adequately acknowledge the shareholders’ collective voice. In addition, three directors had more than 16-years tenure, including Co-CEO John Mackey (31-years) and Chairman John Elstrott – independence concerns. Ralph Sorenson, who chaired our key Nomination Committee, was age 77 and had 17-years long tenure.

There were red flags regarding our company’s executive pay practices. For example, a significant portion (up to 30%) of annual incentives consisted of the subjective evaluation of qualitative criteria, which undermined the effectiveness of a structured incentive plan. Also, the only equity pay given to executives in 2010 consisted of stock options and restricted stock, both of which simply vest after time. To be effective, equity pay given for long-term incentives should include performance-vesting features.

Directors Jonathan Sokoloff and Jonathan Seiffer had seats on our Executive Pay and Nomination Committees in spite of receiving high negative votes of 23% and 31%. Directors Ralph Sorenson, Stephanie Kugelman and William Tindell received substantial negative votes of 11% each. Five of our directors were insiders or inside-related – independence concern.

Our board was the only significant directorship for 8 of our 12 directors. This could indicate a significant lack of current transferable director experience for the vast majority of our directors.

An independent Chairman policy can further enhance investor confidence in our Company and strengthen the integrity of our Board. Please encourage our board to respond positively to this proposal for an Independent Board Chairman – Yes on 6.

OUR STATEMENT IN OPPOSITION

This is the fifth time this type of proposal has been submitted. Each of the four prior times, our shareholders rejected it soundly, with 66% voting against it at our 2011 Annual Meeting, 66% voting against it at our 2009 Annual Meeting, 72% voting against it at our 2008 Annual Meeting, and 79% voting against it at our 2007 Annual Meeting.

Whole Foods Market always has strived to maintain high corporate governance standards. In keeping with this goal, the Board of Directors created a Lead Director position in 2000 and, over time, shifted all traditional responsibilities of the Chairman of the Board to the Lead Director. This move occurred at a time when Lead Directors were less common than they are today: in 2000, only about 20% to 30% of S&P 500 companies had a Lead Director. In December 2009, to avoid further unnecessary distraction and protect the Company’s corporate governance profile, John Mackey, co-founder and, at that time, CEO of Whole Foods Market, voluntarily gave up the title of Chairman of the Board of Directors, which he had held since the Company’s inception in 1978. Mr. Mackey initiated this change because he believed giving up the Chairman title to be in the best interests of the Company and its stakeholders. Subsequently, we amended our Corporate Governance Principles to eliminate the role of a Lead Director distinct from the Chairman, to provide that the independent members of the Board of Directors annually appoint a Chairman, and to transfer the former duties of the Lead Director to the independent Chairman. Therefore, we have already substantially implemented this proposal.

The Proponent’s proposal requires that we adopt a policy that would apply “at least indefinitely.” Although the Board of Directors has separated the role of Chairman and CEO and appointed an independent Chairman, it does not believe it is appropriate to be forced to permanently create this separation via a shareholder based policy. In addition, the Board of Directors does not believe it is appropriate to permanently disqualify former executives from serving as Chairman. The Board of Directors is concerned that such policies put needless constraints on it and impede the Board of Directors from acting in the best interest of the Company and our shareholders. The Company currently is fortunate to be able to draw on the talents and visionary skills of its CEOs, John Mackey and Walter Robb, and its Chairman of the Board, Dr. Elstrott. However, at some point in the future, the Board of Directors may believe that the Company’s and shareholders’ interests are best served by appointing a former officer and/or a non-independent director as Chairman of the Board and reinstating the Lead Director designation.

Historically, the annual designation of Chairman is part of the ongoing responsibility of the Board of Directors, and each director is answerable to shareholders through the annual election process. We have developed and made public our Corporate Governance Principles, which detail the responsibilities of our Chairman and previously of our Lead Director. Our Board of Directors has empowered its Nominating and Governance Committee to meet multiple times each year and periodically report and make recommendations to the entire Board of Directors regarding corporate governance matters. We think it is important for the Nominating and Governance Committee to have flexibility to adapt to new and changing developments in the area of corporate governance. Adopting a policy for the indefinite future, as suggested by the Proponent, is inconsistent with that flexibility.

The Proponent’s proposal requires that we specify precisely how the Board of Directors would select a new Chairman between annual shareholders’ meetings in the event that the Chairman was no longer independent. As noted above, our Corporate Governance Principles currently delegate that function to the independent members of the Board of Directors. We have confidence in the judgment of our independent directors and do not believe it is appropriate to usurp their judgment by binding them ahead of time to a specific process or conclusion. Instead, we believe that the micro-management sought by this proposal constrains the committee members from discharging their fiduciary duties to shareholders in the manner in which they deem most suitable.

The Proponent’s proposal also requires that our Board of Directors reference the standards of the New York Stock Exchange (“NYSE”) in determining whether or not our Chairman is an independent director. The Company is traded on the NASDAQ. Although the standards for “independence” are similar under both NYSE and NASDAQ rules, they are not identical. If the Proponent is dissatisfied with the NASDAQ rules he has failed to state why. Because the Company is traded on the NASDAQ, we believe a required reference to NYSE rules would be unnecessarily confusing to our Board and shareholders.

Although the Company believes many of the supposed facts cited in the proposal are irrelevant to the proposal itself, we want to specifically correct or add context to several inaccurate and/or misleading statements:

1. Ten of our 12 directors are classified as “Independent Directors” under Rule 5605 of the NASDAQ Listing Rules.

2. The re-election of our Board of Directors has been strongly supported by shareholders. The following table shows the average FOR voting result percentages for Mr. Mackey and Mr. Robb, our only directors who are also member of management, and the average FOR voting result percentages for all independent directors for the past three years.

	Mr. Mackey & Mr. Robb*	Independent Directors
2009	90%	89%

2010	95%	92%

2011	96%	88%

*For 2009 and 2010, Mr. Mackey was the only director who was also a member of management.

3. The proponent states that “there were red flags regarding our company’s executive pay practices” and by way of example states that “a significant portion (up to 30%) of annual [executive] incentives consisted of the subjective evaluation of qualitative criteria”. The proponent concludes that inclusion of the qualitative criteria “undermined the effectiveness of a structured incentive plan.”

The proponent fails to note that for fiscal year 2010, the qualitative or subjective portion of our executives’ bonuses represents only, approximately, 15% of the bonus amount awarded and paid. The proponent also fails to balance his criticism of the Company’s executive pay practices with other positive facts. For example, the Company has a long standing practice of capping executive compensation at 19 times the Company’s average annual wage of our full-time Team Members. This salary cap has often resulted in our executives forfeiting a significant portion of their cash compensation. In fact, for fiscal year 2010 each of our executives, other than Mr. Mackey who received $1 in cash compensation, was awarded $123,600 pursuant to the qualitative portion of our bonus plan; however, such executives forfeited the majority of this qualitative bonus amount, along with additional forfeited bonus amounts, to arrive at the following total forfeited amounts: Mr. Robb $502,985; Mr. Gallo $453,847; Ms. Flanagan $476,038; and Mr. Sud $471,283. As to the proponent’s related conclusion, for fiscal year 2010, had our bonus program only consisted of the objective quantitative portion of our bonus program, the Company’s performance was so strong that each of our executives would have still forfeited a significant amount of cash compensation.

4. Although the Proponent implies that our pay practices are ineffective, the shareholders at the 2011 Annual Meeting voted to ratify the pay to our named executive officers with a 97% FOR vote. Furthermore, investors appear to have a lot of confidence in the Company’s Board of Directors and management as demonstrated by our strong stock price performance over the past three years. In calendar years 2009, 2010 and 2011, our stock price increased 191%, 84% and 38%, respectively.

5. The Company believes the proposal’s charge of a lack of “transferable director experience” is incorrect. This charge presumably is based solely on the biographies which appear in our proxy statement, which requires disclosure only of board memberships with publicly-held companies during the last five years. However, most of our directors have substantial other board experience to add to their service on behalf of Whole Foods Market.

OTHER INFORMATION

Beneficial Ownership

The following table presents the beneficial ownership of our voting securities as of December 15, 2011, except where noted, for (i) each person beneficially owning more than 5% of the outstanding shares of any class of our voting securities, (ii) each director of the Company, (iii) our CEOs, CFO and two other most highly compensated executive officers, and (iv) all of our current directors and executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder possesses sole voting and investment power with respect to its, his or her shares.

	Common Stock
	Number of Shares	Percent
Name	Beneficially Owned	of Class
Green Equity Investors V, L.P., Green Equity Investors
Side V, L.P. and Thyme Coinvest, LLC (1)	13,910,997	7.7%
Baillie Gifford and Co. Ltd. (2)	11,297,143	6.3%
Jennison Associates LLC (3)	10,143,681	5.6%
Fidelity Management and Research Co. (4)	9,568,798	5.3%
T. Rowe Price Associates, Inc. (5)	9,341,494	5.2%
Dr. John Elstrott (6)	61,746	*
Glenda Flanagan (7)	155,809	*
A.C. Gallo (8)	41,181	*
Gabrielle Greene (9)	24,975	*
Hass Hassan (10)	36,948	*
Stephanie Kugelman (11)	13,384	*
John Mackey (12)	1,130,460	*
Blake Nordstrom	1,970	*
Walter Robb (13)	124,464	*
Jonathan Seiffer (1)	13,910,997	7.7%
Mo Siegel (14)	37,314	*
Jonathan Sokoloff (1)	13,910,997	7.7%
Dr. Ralph Sorenson (15)	60,426	*
Jim Sud (16)	160,451	*
Kip Tindell (17)	29,884	*
Including indirect beneficial ownership,
all 15 directors and officers as a group (18)	15,790,009	8.8%

* Indicates ownership of less than 1% of the outstanding shares of the Company’s common stock. Each of our executive officers and directors may be contacted at 550 Bowie Street, Austin, Texas 78703.

(1) Based upon the report on Schedule 13D, filed with the SEC 12/06/11. Green Equity Investors V, L.P. (“GEI V”), Green Equity Investors Side V, L.P. (“GEI Side V”) and Thyme Coinvest, LLC (“Thyme”) are the direct owners of the shares reported herein, other than 1,125 unexercised stock option shares (the “Option Shares”), half of which are held directly by Jonathan Seiffer and the other half of which are held directly by Jonathan Sokoloff. GEI Capital V, LLC (the general partner of GEI V and GEI Side V), Green V Holdings, LLC (a limited partner of GEI V), Leonard Green & Partners, L.P. (an affiliate of GEI Capital V, LLC and manager of Thyme) and LGP Management, Inc. (the general partner of Leonard Green & Partners, L.P.) all may be deemed to have shared voting and investment power respect to the shares of common stock beneficially owned by GEI V, GEI Side V and Thyme. As such they may have shared beneficial ownership of such shares of common stock. Each of GEI Capital V, LLC, Green V Holdings, LLC, Leonard Green & Partners, L.P. and LGP Management, Inc. disclaims beneficial interest of the shares reported herein except to the extent of their pecuniary interest therein. Jonathan Seiffer and Jonathan Sokoloff, as part of Leonard Green & Partners, L.P., directly (whether through ownership or position) or indirectly through one or more intermediaries, may be deemed for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, to be the indirect beneficial owner of the shares owned by GEI V, GEI Side V and Thyme.

Messrs. Seiffer and Sokoloff disclaim beneficial ownership of the shares reported herein except to the extent of their pecuniary interest therein and their direct ownership interest of the Option Shares. The address of Green Equity Investors V, L.P., Green Equity Investors Side V, L.P. and Thyme Coinvest, LLC is 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.

(2) Based upon the report of Form 13F, filed with the SEC 9/30/2011. The address of Baillie Gifford & Co. Ltd. is Calton Square 1 Greenside Row Edinburgh, EH1 3AN UK.

(3) Based upon the report of Form 13F, filed with the SEC 9/30/2011. The address of Jennison Associates LLC is 466 Lexington Avenue 18th floor, New York, NY 10017-3151.

(4) Based upon the report of Form 13F, filed with the SEC 9/30/2011. The address of Fidelity Management and Research Co. is 245 Summer Street, Boston, MA 02210-1133.

(5) Based upon the report of Form 13F, filed with the SEC 9/30/2011. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, MD 21202-1009.

(6) Includes 18,876 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(7) Includes 42,435 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(8) Includes 28,659 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(9) Includes 19,126 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(10) Includes 18,876 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(11) Includes 9,314 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(12) Includes 24,000 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days. Mr. Mackey has pledged an aggregate of 100,000 shares of common stock in accordance with the terms and conditions of a brokerage firm’s customary margin account requirements.

(13) Includes 48,248 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days. Mr. Robb has pledged an aggregate of 61,146 shares of common stock in accordance with the terms and conditions of a brokerage firm’s customary margin account requirements.

(14) Includes 27,126 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(15) Includes 27,126 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(16) Includes 25,745 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days. Mr. Sud has pledged an aggregate of 111,006 shares of common stock in accordance with the terms and conditions of a brokerage firm’s customary margin account requirements.

(17) Includes 9,314 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(18) Includes 299,971 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance 3

Based solely upon a review of Forms 3, 4 and 5 furnished to the Company, the Company believes that all of its directors, officers and applicable shareholders timely filed these reports during fiscal year 2011.

Shareholders’ Proposals

Any proposal that a shareholder of the Company wishes to have considered in connection with the 2013 Annual Meeting of Shareholders must be submitted to the Company’s Corporate Secretary at its principal executive offices no later than September 25, 2012, and in accordance with related provisions of the Company’s current Bylaws.

Multiple Shareholders Sharing the Same Address

As permitted by SEC rules, the Company will deliver only one Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual report and other proxy materials, to multiple shareholders sharing the same address, unless the Company has received contrary instructions from one or more of the shareholders. The Company will, upon written or oral request, deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual report and other proxy materials, to a shareholder at a shared address to which a single copy was delivered and will include instructions as to how the shareholder can notify the Company that the shareholder wishes to receive a separate copy in the future. Registered shareholders wishing to receive a separate Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual report and other proxy materials, in the future or registered shareholders sharing an address wishing to receive a single copy in the future may contact Whole Foods Market, Inc., 550 Bowie Street, Austin, TX 78703, Attention: Investor Relations Dept., Telephone: (512) 542-0204.

WHOLE FOODS MARKET, INC.
550 BOWIE STREET
AUSTIN, TX 78703

For registered shares, your proxy must be received by 11:59 P.M. (Eastern Time) on March 8, 2012.

For participants in the Company's 401(k) plan, your proxy must be received by 11:59 P.M. (Eastern Time) on March 6, 2012.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on the applicable cut-off date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on the applicable cut-off date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M39900-P18329-Z56768	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
WHOLE FOODS MARKET, INC.				For	Withhold	For All
				All	All	Except
The Board of Directors recommends that you vote FOR the following director nominees:

1.	ELECTION OF DIRECTORS:			☐	☐	☐
	01)	DR. JOHN ELSTROTT	07)	JONATHAN SEIFFER
	02)	GABRIELLE GREENE	08)	MORRIS (MO) SIEGEL
	03)	SHAHID (HASS) HASSAN	09)	JONATHAN SOKOLOFF
	04)	STEPHANIE KUGELMAN	10)	DR. RALPH SORENSON
	05)	JOHN MACKEY	11)	WILLIAM (KIP) TINDELL, III
	06)	WALTER ROBB

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following company proposals:		For	Against	Abstain

2.	RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP AS INDEPENDENT AUDITOR FOR THE COMPANY FOR FISCAL YEAR 2012.	☐	☐	☐

3.	RATIFICATION OF THE COMPENSATION PACKAGE GRANTED TO OUR NAMED EXECUTIVE OFFICERS.	☐	☐	☐

4.	ADOPTION OF THE AMENDMENT TO INCREASE THE COMPANY'S AUTHORIZED SHARES OF COMMON STOCK TO 600 MILLION.	☐	☐	☐

Please date the proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. Please sign the proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.

The Board of Directors recommends you vote AGAINST the following shareholder proposals:		For	Against	Abstain

5.	SHAREHOLDER PROPOSAL TO AMEND THE COMPANY'S BYLAWS TO PERMIT REMOVAL OF DIRECTORS WITH OR WITHOUT CAUSE.	☐	☐	☐

6.	SHAREHOLDER PROPOSAL TO REQUIRE THE COMPANY TO HAVE, WHENEVER POSSIBLE, AN INDEPENDENT CHAIRMAN OF THE BOARD OF DIRECTORS WHO HAS NOT PREVIOUSLY SERVED AS AN EXECUTIVE OFFICER OF THE COMPANY.	☐	☐	☐

IF YOU GRANT A PROXY, THE PROXY HOLDERS WILL ALSO HAVE THE DISCRETION TO VOTE THESE SHARES ON ANY ADDITIONAL MATTERS PROPERLY PRESENTED FOR A VOTE AT THE MEETING IN ACCORDANCE WITH TEXAS LAW AND THE COMPANY'S BYLAWS.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M39901-P18329-Z56768

PROXY
WHOLE FOODS MARKET, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby (a) acknowledges receipt of the Notice of the Annual Meeting of Shareholders of Whole Foods Market, Inc (the "Company") to be held on March 9, 2012 at 9:00 a.m., local time, at the Argonaut Hotel, 495 Jefferson Street, San Francisco, California 94109 and the Proxy Statement in connection therewith, and (b) appoints John Mackey and Walter Robb and each of them, his proxies with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that his/her proxy be voted as specified on the reverse side.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock. The undersigned further hereby ratifies and confirms all of the actions that the proxies named above, their substitutes, or any of them, may lawfully do by virtue of this proxy.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED:
  FOR ALL NOMINEES FOR DIRECTORS;
  FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP;
  FOR THE RATIFICATION OF THE COMPENSATION PACKAGE GRANTED TO OUR NAMED EXECUTIVE OFFICERS;
  FOR ADOPTION OF THE AMENDMENT TO INCREASE THE COMPANY'S AUTHORIZED SHARES OF COMMON STOCK TO 600 MILLION;
  AGAINST THE SHAREHOLDER PROPOSAL TO AMEND THE COMPANY'S BYLAWS TO PERMIT REMOVAL OF DIRECTORS WITH OR WITHOUT CAUSE; AND
  AGAINST THE SHAREHOLDER PROPOSAL TO REQUIRE THE COMPANY TO HAVE, WHENEVER POSSIBLE, AN INDEPENDENT CHAIRMAN OF THE BOARD OF DIRECTORS WHO HAS NOT PREVIOUSLY SERVED AS AN EXECUTIVE OFFICER OF THE COMPANY.

IF YOU GRANT A PROXY, THE PROXY HOLDERS WILL ALSO HAVE THE DISCRETION TO VOTE THESE SHARES ON ANY ADDITIONAL MATTERS PROPERLY PRESENTED FOR A VOTE AT THE MEETING IN ACCORDANCE WITH TEXAS LAW AND THE COMPANY'S BYLAWS.

Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you own, please date, sign and return this proxy card in the enclosed envelope (which requires no postage if mailed in the United States).

CONTINUED AND TO BE SIGNED ON REVERSE SIDE